EXHIBIT 2.1

Execution Copy

CONFIDENTIAL TREATMENT REQUESTED

[*] Indicates that the confidential portion has been omitted from this filed exhibit and filed separately with the Securities and Exchange Commission

PURCHASE AND SALE AGREEMENT

BY AND AMONG

TWIN OAKS POWER, LP

TWIN OAKS POWER III, LP

SEMPRA ENERGY

AND

ALTURA POWER L.P.

PNM RESOURCES, INC.

DATED AS OF JANUARY 14, 2006

ARTICLE I
DEFINITIONS

		Page
1.1	Defined Terms	1
1.2	Interpretation	12

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.1	Transfer of Assets	12
2.2	Retained Assets and Excluded Assets	14
2.3	Assumed Liabilities	15
2.4	Excluded Liabilities	16
2.5	Closing	18
2.6	Purchase Price and Allocation	18
2.7	Post-Closing Audit of Assets and Post-Closing Adjustment to Purchase Price	18
2.8	Resolution of Dispute Regarding Closing Date Non-Transferred Assets List	20
2.9	[Reserved]	21
2.10	[Reserved]	21
2.11	Earn-out	21

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER, TOPIII AND SELLER’S PARENT

3.1	Transaction Representations	21
3.2	Reserved	23
3.3	Compliance with Laws	23
3.4	Permits	23
3.5	Environmental Matters	24
3.6	Litigation	25
3.7	Zoning and Condemnation	25
3.8	Brokers	26
3.9	Contracts	26
3.10	Assets Used in the Operation of the Facility	26

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(continued)

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER’S PARENT

4.1	Transaction Representations	31
4.2	Litigation	32
4.3	Brokers	33
4.4	Sufficient Funds	33
4.5	Bankruptcy	33

ARTICLE V
CERTAIN AGREEMENTS

5.1	Purchaser’s Acknowledgement and Agreement	33
5.2	“AS IS” SALE	33
5.3	Consents and Approvals	34
5.4	Confidentiality	37
5.5	Cooperation	37
5.6	Taxes, Prorations and Closing Costs	38

-ii-

(continued)

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

6.1	No Injunctions	50
6.2	True Representations and Warranties	51
6.3	Compliance with Provisions	51
6.4	Seller’s and TOPIII’s Receipt of Approvals of Governmental Authorities	51
6.5	Purchaser’s Receipt of Approvals of Governmental Authorities	51
6.6	Officer’s Certificates	51
6.7	Legal Opinion	51
6.8	Deliveries	51
6.9	[Reserved]	51
6.10	Title Insurance	51

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(continued)

		Page
6.11	No Material Adverse Effect	52
6.12	Hart-Scott-Rodino	52
6.13	No Termination	52
6.14	Environmental Assessment	52
6.15	J.Aron PPA and Fuel Agreement	52

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND TOPIII

7.1	No Injunctions	52
7.2	Compliance with Provisions	53
7.3	True Representations and Warranties	53
7.4	Seller’s and TOPIII’s Receipt of Approvals of Governmental Authorities	53
7.5	Purchaser’s Receipt of Approvals of Governmental Authorities	53
7.6	Officer’s Certificates	53
7.7	No Adverse Proceedings	53
7.8	Deliveries	53
7.9	Hart-Scott-Rodino	53
7.10	No Termination	53
7.11	Legal Opinion	53
7.12	Required Consents	54
7.13	Environmental Assessment	54

ARTICLE VIII
INDEMNIFICATION

8.1	Indemnification	54
8.2	Defense of Claims	57

ARTICLE IX
MISCELLANEOUS AGREEMENTS AND ACKNOWLEDGMENTS

9.1	Survival of Representations and Warranties	58
9.2	Bulk Sales	59
9.3	Expenses	59
9.4	Entire Document	59
9.5	Schedules	59

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(continued)

-v-

EXHIBITS                             TITLE

A	-	Form of Assignment and Assumption Agreement
B	-	Form of Bill of Sale
C	-	Confidentiality Agreement
D	-	[Reserved]
E	-	[Reserved]
F	-	Form of Special Warranty Deed
G	-	[Reserved]
H	-	[Reserved]
I	-	Form of Fuel Agreement Assignment
J	-	Form of PPA Assignment
K	-	Term Sheet for Transition Services Agreement
L	-	Sempra Energy J.Aron Guaranty
M	-	Sempra Energy Walnut Creek Guaranty

SCHEDULES                          TITLE

1.1	-	Seller’s and TOPIII’s Persons With Knowledge
1.2	-	Purchaser’s Persons With Knowledge
1.3-A	-	Legal Description of the Site
1.3-B	-	Legal Description of the Well Sites
2.1(b)	-	Improvements, Buildings, Structures and Equipment
2.1(c)	-	Other Real Property Rights
2.1(d)	-	Permits
2.1(e)	-	Emission Allowances and Emission Reduction Credits
2.1(g)	-	Inventories
2.1(h)	-	Other Personal Property
2.1(i)	-	Intellectual Property
2.1(m)	-	Warranties
2.2	-	Excluded Assets
3.3	-	Compliance Exceptions
3.4(a)	-	Permit Non-Compliance

-vi-

3.5(a)	-	Environmental Audits and Reports Not Provided to Purchaser
3.5(b)	-	Environmental Matters
3.6	-	Seller’s and TOPIII’s Litigation
3.7	-	Notices of Government Action
3.9(a)	-	Assigned Contracts
3.9(b)	-	Contractual Defaults or Terminations
3.10	-	Assets to be Obtained by Purchaser
3.13	-	Infringement Claims
3.14	-	Mechanics’ Liens
3.17	-	Real Property Disclosures
3.18	-	Insurance
3.19(a)	-	Seller’s Employees
3.19(b)	-	Labor Matters
3.21	-	Tax Matters
3.23	-	Capital Expenditures
4.2	-	Purchaser’s Litigation
5.3(a)	-	Seller’s and TOPIII’s Required Consents and Approvals
5.3(c)	-	Purchaser’s Required Consents
5.9	-	Conduct of Business Not in the Ordinary Course
5.17(d)	-	Minimum Severance Benefit
6.8	-	Closing Deliveries by Seller and TOPIII
7.4	-	Required Governmental Approvals
7.8	-	Closing Deliveries by Purchaser

-vii-

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT is made as of January 14, 2006 (the “Effective Date”), by and among TWIN OAKS POWER, LP, a Texas limited partnership (“Seller”), TWIN OAKS POWER III, LP, a Texas limited partnership (“TOPIII”), SEMPRA ENERGY, a California corporation (“Seller’s Parent”), for purposes of Section 5.22, Article 3, Article 8 and Article 9 only, ALTURA POWER L.P., a Texas limited partnership (“Purchaser”) and PNM RESOURCES, INC., a New Mexico corporation (“Purchaser’s Parent”) for purposes of Section 5.3(b), Section 5.20, Section 5.21, Article 4, Article 8 and Article 9 only.

BACKGROUND

A. Seller and TOPIII each own certain of the Assets (as defined below), including the Facility and the Proposed Expansion (as both terms are defined below), which Assets Seller and TOPIII desire to sell and intend to be the “operating assets” as such term is defined in Texas Comptroller Rule 3.316.

B. Seller, TOPIII, Seller’s Parent, Purchaser and Purchaser’s Parent are entering into this Agreement to evidence their respective duties, obligations and responsibilities with respect to the purchase and sale of the Assets.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained in this Agreement, the Parties (as defined herein) agree as follows:

ARTICLE I

DEFINITIONS

1.1  Defined Terms. The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:

“Affiliate” of a Person means any other Person that (a) directly or indirectly controls the specified Person; or (b) is controlled by or is under direct or indirect common control with the specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise; provided, however, that a contract between a Person and any supplier of fuel or power purchaser does not, by itself, constitute “control” for the purposes of this definition.

“Agreement” means this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto.

“Article” means a numbered article of this Agreement. An Article includes all the numbered sections of this Agreement that begin with the same number as that Article.

“Assets” has the meaning set forth in Section 2.1.

“Assigned Contracts” has the meaning set forth in Section 2.1(l).

“Assignment” means that certain Assignment and Assumption Agreement, in substantially the form of Exhibit A attached hereto, executed by Seller, TOPIII and Purchaser.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audit” has the meaning set forth in Section 2.7(a).

“Auditor” has the meaning set forth in Section 2.7(a).

“Benefit Plan” means all deferred compensation, profit-sharing, retirement and pension plans, including multiemployer plans, and all material bonus, fringe benefit and other employee benefit plans maintained by, or with respect to which contributions are made by or on behalf of, Seller, TOPIII, Sempra, or their respective ERISA Affiliates, in respect of Seller’s Employees.

“Bill of Sale” means the Bill of Sale, in substantially the form of Exhibit B attached hereto, transferring the Assets, not including the Real Property Interests, to Purchaser on the Closing Date.

“Books and Records” has the meaning set forth in Section 2.1(f).

“Business Day” means a day other than Saturday, Sunday or a day on which banks are legally closed for business in the States of Texas, California or New York.

“Capital Expenditure” means any additions to or replacements of property, plant and equipment included in the Assets that would be capitalized by Seller in accordance with generally accepted accounting principles in the United States.

“Casualty” means any damage to or destruction of all or any portion of the Assets, including without limitation, as a result of fire, lightning, wind, rain, hail, ice, snow, freezing, earthquake, earth movement, flood, or acts of terrorism, where the cost of restoring such Asset or Assets to the same quality and condition such Asset or Assets were in prior to the Casualty is likely to exceed Five Thousand Dollars ($5,000).

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act 42 U.S.C.ss.9601, as it exists on the Closing Date.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Date Non-Transferred Assets List” has the meaning set forth in Section 2.7(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as it exists on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercially Reasonable Efforts” means efforts by a Party to perform its obligations under this Agreement which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

“Confidential Information” shall have the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated December 14, 2005, between Sempra Generation and Public Service Company of New Mexico, a copy of which is attached hereto as Exhibit C.

“Direct Claim” has the meaning set forth in Section 8.2(d).

“Disputes” has the meaning set forth in Section 5.3(e)(2).

“Due Diligence Inspections and Reviews” means reviews, inspections or investigations conducted by the Purchaser or its agents or representatives in connection with the transaction contemplated by this Agreement and the Related Agreements.

“Effective Date” has the meaning set forth in the introduction.

“Emission Allowances” means all authorizations to emit, discharge or release specified units of sulfur dioxide, oxides of nitrogen, hydrocarbons, particulate matter, and other comparable pollutants, including limitations on opacity, which units are established by any Governmental Authority with jurisdiction over the Facility under (a) an air pollution control and emission reduction program designed to mitigate global warming, interstate or intra-state release, transport or concentration of air pollutants; or (b) any pollution reduction program with a similar purpose. Emission Allowances include allowances, as described above, regardless as to whether the Governmental Authority establishing such Emission Allowances designates such allowances by a name other than “emissions,” “allowances” or “credits.”

“Emission Reduction Credits” means credits, in units that are established by any Governmental Authority with jurisdiction over the Facility, resulting from decreases in opacity or reductions in the emissions of air pollutants or particulate matter from an emitting source or facility (including, without limitation, and to the extent allowable under applicable law, reductions from shut-downs or control of emissions beyond that required by applicable law). The term includes emission reduction credits that have been approved by the applicable Texas environmental protection agency and are awaiting approval by the United States Environmental Protection Agency. The term also includes certified air emissions reductions, as described above, regardless as to whether the Governmental Authority certifying such reductions designates such certified air emissions reductions by a name other than “emission reduction credits.”

“Environmental Laws” means applicable federal, state, and local laws governing the protection of the public and employee health and the environment, the storage, handling, and use of Hazardous Materials, the generation, processing, treatment, storage, transport, disposal or other management of Hazardous Materials of any kind, including without limitation, CERCLA; the Resource Conversation and Recovery Act; the Emergency Planning and Community Right-to-Know Act of 1986; the Hazardous Substances Transportation Act; the Solid Waste Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Water Drinking Water Act; the Occupational Safety and Health Act; any analogous Texas environmental health or safety statute; and all regulations, policies and guidances adopted in respect of or promulgated under the foregoing laws.

“ERCOT” means the Electric Reliability Council of Texas, Inc., a Texas non-profit corporation, or its successor, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with Seller, TOPIII, Sempra or their respective Affiliates under Section 414(b), (c), (m) or (o) of the Code.

“EST” means Eastern Standard Time.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Exhibits” means the exhibits to this Agreement.

“Facility” means the two unit lignite-fired electric generating plant known as Twin Oaks Power Station, located in Robertson County, Texas, taken as a whole or any portion thereof, but excluding the Excluded Assets.

“FERC” means the Federal Energy Regulatory Commission, or its regulatory successor, as applicable.

“Fuel Agreement” means the Fuel Supply Agreement, dated November 18, 1987, between TNMP and Phillips Coal Company, as amended on April 1, 1988 and November 29, 1994 and assigned by Phillips Coal Company to Walnut Creek Mining Company and by TNMP to Seller, for the purchase and sale of lignite.

“Fuel Agreement Assignment” means that certain assignment of the Fuel Agreement in substantially the form of Exhibit I attached hereto executed by Seller and Purchaser.

“Governmental Authority” means any federal, state or local governmental, legislative, regulatory or administrative body, agency, court, tribunal, arbitral body, commission or other authority (whether foreign or domestic), including without limitation, ERCOT, having competent jurisdiction over a Party, the Facility, or the Site, as the case may be.

“Hazardous Materials” means any chemical, material, substance or waste that is defined, listed, limited, prohibited or regulated under applicable Environmental Laws.

“HSR Act” has the meaning set forth in Section 5.3(d).

“Improvements” has the meaning set forth in Section 2.1(b).

“Income Taxes” means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties or additions to such Tax.

“Indemnifiable Loss” has the meaning set forth in Section 8.1(a).

“Indemnifying Party” has the meaning set forth in Section 8.1(e)(1).

“Indemnitee” has the meaning set forth in Section 8.1(e)(1).

“Indemnity Cap” has the meaning set forth in Section 8.1(e)(4).

“Initial Closing Date” means October 31, 2002.

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, inventions, copyrights and copyright rights owned by Seller or TOPIII that are necessary for the use, operation or maintenance of the Assets, and all pending applications made by or on behalf of Seller or TOPIII for registrations of patents, trademarks, and copyrights that are necessary for the use, operation or maintenance of the Assets.

“Inventories” means coal, lignite, petroleum coke, fuel oil, natural gas or alternative fuel inventories, limestone, water, lubricating oil, ash, vehicles and other rolling stock, tools, materials, consumable supplies and chemical and gas inventories relating to the use, ownership, operation or maintenance of the Facility or any part thereof, but not including those relating to the use, ownership, operation or maintenance of the Excluded Assets.

“Investment Banker” means Goldman Sachs or its successor, as applicable.

“ISO” means the Independent System Operator described in § 31.002(9) of the Texas Utilities Code.

“J. Aron PPA” means the Master Power Purchase and Sale Agreement, dated December 22, 2005, between Seller and J. Aron & Company, for the purchase and sale of electrical energy.

“Knowledge” or similar phrases in this Agreement means: a Party’s actual knowledge after due inquiry of their respective officers and employees listed in Schedule 1.1 or Schedule 1.2, as the case may be, on the date to which the representation, warranty or covenant refers; provided, however, where Schedule 1.1 “Seller’s and TOPIII’s Persons With Knowledge” and

Schedule 1.2 “Purchaser’s Persons With Knowledge” respectively limit an employee’s, officer’s or director’s actual knowledge to specified representations, warranties and covenants, then “Knowledge” shall refer to the actual knowledge after due inquiry of such officer or director with respect to only the specified representations, warranties and covenants. As used in this Agreement or the Related Agreements, the phrase “to Seller’s Knowledge” (or words of similar import) shall also include the Knowledge of TOPIII and the phrase “to TOPIII’s Knowledge” (or words of similar import) shall also include the Knowledge of Seller.

“Liens” means any mortgages, deeds of trust, pledges, liens, mechanic’s liens, materialmen’s liens, judgment liens, liens for delinquent real property taxes or assessments, other tax or statutory liens, security interests, easements, rights-of-way, licenses, purchase options, rights of first refusal, rights of first negotiation, rights of first offer, ground leases, leases, subleases, occupancy or use agreements, concessions, oil and gas leases, mineral leases, rights or reservations, conditional and installment sale agreements, activity and use limitations, conservation limitations, covenants, conditions and restrictions, deed restrictions and encumbrances and charges of any kind.

“Load Testing” has the meaning set forth in Section 5.12.

“Material Adverse Effect” means any change (or changes taken together) in, or effect on, the Facility that is (are) (i) materially adverse to the operations or condition of the Facilty taken as a whole or (ii) results (result) in liabilities that are reasonably anticipated to require costs, fees, fines, penalties or other expenditures, other than those that Seller agrees to classify as Excluded Liabilities pursuant to Section 5.24, in excess of Twenty Five Million Dollars ($25,000,000) (provided that such condition, event or circumstance giving rise to such liabilities arose after the Initial Closing Date and has not been disclosed to Purchaser prior to the Effective Date), but excluding (1) any change (or changes taken together) or effect generally affecting the international, national, regional or local electric industry as a whole and not affecting the Facility materially differently from other like facilities, (2) any change (or changes taken together) or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power, including changes in the cost of fuels or the pricing of electrical power, (3) any change (or changes taken together) or effect resulting from the international, national, regional or local markets for fuel used at the Facility, (4) any change (or changes taken together) in, or effect on, the North American, national, regional or local transmission system, (5) any change (or changes taken together) or effect which is cured (including by the payment of money) before the earlier of the Closing or the termination of this Agreement under Section 9.14, (6) any order of or action by any Governmental Authority applicable to providers of generation, transmission or distribution of electricity generally that imposes restrictions, regulations or other requirements thereon, (7) any change (or changes taken together) or effect resulting from action or inaction by a Governmental Authority with respect to a regional transmission operator, an independent system operator or retail access in Texas, (8) any adverse effect resulting from or arising out of the Disputes with Walnut Creek, including any adverse effect (including without limitation the loss of supply of fuel) from any litigation or settlement related thereto, (9) any change (or changes taken together) or effect resulting from or arising out of the execution of this Agreement, the consummation of the transactions contemplated hereby or the announcement of this Agreement or the transactions contemplated hereby or (10) changes, after the Effective Date, in laws, rules or regulations of general applicability or interpretation thereof by courts or Governmental Authorities. Any determination as to whether any condition or other matter has a Material Adverse Effect shall be made only after taking into account all effective insurance coverage and effective indemnifications with respect to such condition or matter.

“Off-Site Disposal Facility” means a facility not located on the Site which receives or has received Hazardous Materials from the Facility for recycling, disposal, treatment, storage or processing.

“Operating Assets” means the “operating assets” (as such term is defined in Texas Comptroller Rule 3.316) associated with the Facility.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Owned Property” means the real property consisting of the Site and the Well Sites as more fully described on Schedule 1.3-A “Legal Description of the Site” and Schedule 1.3-B “Legal Description of the Well Sites.”

“Party” means Seller or Purchaser, or their respective permitted successors or assigns, as the context requires. “Party” also includes TOPIII to the extent that TOPIII holds title to certain of the Assets or is a party to an Assigned Contract. “Parties” means, collectively, Seller and Purchaser, or their respective permitted successors or assigns, and includes TOPIII, Seller’s Parent and/or Purchaser’s Parent where applicable under the definition of “Party.”

“Permit Applications” has the meaning set forth in Section 2.1(o).

“Permitted Liens” means (a) statutory liens for taxes not yet due or not yet delinquent; (b) mechanics’, workers’ or materialmen’s liens incurred in the ordinary course of Seller’s business, to the extent such business is related to the Facility, the Site, or the Assets, which individually or in the aggregate do not exceed $100,000; (c) the title exceptions set forth in the Title Commitment as Schedule B exceptions; (d) the matters described on Schedule 3.17 and (e) any additional encumbrances to title created after the Initial Closing Date to any Real Property Interest that would not reasonably be expected to have a Material Adverse Effect on the Owned Property or the Real Property Interests.

“Permits” means any approvals, authorizations, consents, licenses, permits, variances or certificates from any Governmental Authority necessary to own, operate or maintain the Assets, including, without limitation, all approvals, authorizations, consents, licenses, permits, registrations or certificates required under Environmental Laws, zoning and subdivision laws, ordinances and regulations, and building codes and regulations.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, or any Governmental Authority.

“Personal Property Leases” means all leases of personal property under which Seller or TOPIII is a lessee or lessor and which relate to the Assets or the use, ownership, operation or maintenance of the Facility.

“Post-Closing Environmental Conditions” means the presence of Hazardous Materials at, on, over or under the Owned Property (including the air, soil or groundwater thereof), or any portion thereof after the Closing Date, but specifically excluding any migration through the air, soil or groundwater after the Closing Date of Hazardous Materials present at, on, over or under the Owned Property (including the air, soil or groundwater thereof) prior to the Closing Date.

“Power Agreements” means the [*] PPA and the J. Aron PPA.

“PPA Assignment” means that certain assignment of the [*] PPA and the J. Aron PPA, in substantially the form of Exhibit J attached hereto, executed by Seller and Purchaser.

“Pre-Initial Closing Environmental Conditions” means the presence of Hazardous Materials at, on, over or under the Owned Property (including the air, soil or groundwater thereof) or any portion thereof, prior to the Initial Closing Date.

“Prime Rate” means the rate of interest per annum announced from time to time by Union Bank of California at its Los Angeles, California office.

“Proposed Expansion” means a third solid fuel fired electric generating unit to be built on the Owned Property that would have a generating capacity of approximately 600 megawatts, which Sempra Generation currently plans to develop and construct.

“Prudent Utility Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry, including power generation companies, in the geographic region covered by ERCOT (or any successor entity) during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the ERCOT region.

“PUC” means the Public Utility Commission of Texas, or its regulatory successor, as applicable.

“Purchase Price” has the meaning set forth in Section 2.6.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Indemnitee” has the meaning set forth in Section 8.1(b).

“Purchaser Plans” has the meaning set forth in Section 5.17(b).

“Purchaser-Caused Environmental Condition” means those Hazardous Materials at, on, over or under the Owned Property (including the air, soil or groundwater thereof) or any portion thereof from and after the Closing Date, including any migration of such Hazardous Materials from the Owned Property (including the air, soil or groundwater thereof) or any portion thereof, including any Off-Site Disposal Facility, to the extent that the presence or migration of such

Hazardous Materials was caused by, arose from or relates to the operations or activities of Purchaser and its Affiliates, and their respective successors, or assigns, or any of their respective agents or representatives, at the Owned Property (including the air, soil or groundwater thereof) or any portion thereof from and after the Closing Date.

“Purchaser’s GP” has the meaning set forth in Section 4.1(a).

“Purchaser’s Guaranteed Obligations” has the meaning set forth in Section 5.21(a).

“Purchaser’s Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser’s Required Consents” has the meaning set forth in Section 5.3.

“Qualified Scheduling Entity” means a market participant that is certified by the ISO to submit schedules and ancillary bids.

“Real Property Interests” has the meaning set forth in Section 3.17.

“Related Agreements” means the Confidentiality Agreement, the Special Warranty Deed, the Bill of Sale, the Assignment, the Fuel Agreement Assignment, the PPA Assignment and any other document executed by the Parties and designated as a “Related Agreement” in such document (to the extent such agreement is not in connection with an Excluded Asset pursuant to Section 2.2(a)).

“Release” means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

“Remediation” means any of the following activities required by a Governmental Authority or otherwise undertaken by a Party in the exercise of its reasonable judgment, to the extent such activities relate to or arise from the presence of Hazardous Materials at, on, over or under the Owned Property (including the soil, air or groundwater) or any off-Site location (including any Off-Site Disposal Facility): (a) monitoring, investigation, testing, cleanup, containment, capping, remediation, removal, transporting off-Site for disposal, disposal, mitigation, response or restoration work, and any operation, maintenance, repair or replacement of any structures, equipment, containment material or the like installed or constructed on the Owned Property pursuant to any remediation work, including any removal and replacement of underground or aboveground structures or utilities; (b) obtaining any Permits from any Governmental Authority necessary to conduct any such work; (c) preparing and implementing any plans or studies for such work; and (d) any other activities reasonably necessary, appropriate or required under Environmental Laws to address the presence of Hazardous Materials at, on, over or under the Owned Property (including the soil, air or groundwater) or any portion thereof.

“Retained Assets” means those assets that are subject to the Retained Assets Agreement.

“Retained Assets Agreement” means the Retained Assets Agreement, dated June 14, 2002, between Seller and TNP.

“Schedules” means the schedules to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Section” means a numbered section of this Agreement included within the Article that begins with the same number as that section.

“Seller-Caused Environmental Condition” means those Hazardous Materials at, on, over or under the Owned Property (including the soil, air or groundwater) or any portion thereof prior to the Closing Date, including any migration of such Hazardous Materials from the Owned Property (including the soil, air or groundwater) or any portion thereof, including any Off-Site Disposal Facility, to the extent that the presence or migration of such Hazardous Materials was caused by, arose from or relates to the operations or activities of Seller, TOPIII, their respective Affiliates, successors or assigns, or any of their respective agents or representatives, at the Owned Property or any portion thereof on or after the Initial Closing Date.

“Seller Indemnitee” has the meaning set forth in Section 8.1(a).

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller’s Dispute Notice” has the meaning set forth in Section 2.7(a).

“Seller’s Employees” has the meaning set forth in Section 3.19(a).

“Seller’s GP” has the meaning set forth in Section 3.1(a).

“Seller’s Guaranteed Obligations” has the meaning set forth in Section 5.22(a).

“Seller’s Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller’s Required Consents” has the meaning set forth in Section 5.3.

“Seller’s Title Policies” has the meaning set forth in Section 6.10.

“Sempra” means Sempra Energy, a California corporation, or Sempra Global, a California corporation, collectively and each individually, as the case may be.

“Site” means those certain parcel(s) of real property described on Schedule 1.3-A “Legal Description of the Site.” Any reference to the Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Site, and any reference to items “at the Site” shall include all items “at, on, in, upon, over, across, under and within” the Site.

“Special Warranty Deed” means that certain deed in the form of Exhibit F attached hereto.

“Tax Claim” has the meaning set forth in Section 5.6(a).

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property), personal property, intangible property, sales, use, utility users, business license, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including any item for which liability arises as a transferee or successor-in-interest.

“Tax Returns” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any taxing authority with respect to Taxes including amendments thereto.

“Third Party” means any Person who is not a party to this Agreement, other than Affiliates of Seller, TOPIII or Purchaser.

“Third Party Claim” means a claim, action, suit, demand or proceeding by a Third Party.

“Title Commitment” means that certain Commitment for Title Insurance issued by the Title Insurer on January 11, 2006 (with an effective date of January 9, 2006) covering the Real Property Interests.

“Title Insurer” has the meaning set forth in Section 6.10.

“Title Policies” has the meaning set forth in Section 6.10.

“TNMP” means Texas-New Mexico Power Company and its successor(s) in interest.

“TOPIII” has the meaning set forth in the introductory paragraph of this Agreement.

“TOPIII’s GP” has the meaning set forth in Section 3.1(a).

“TOPIII’s Required Consents” has the meaning set forth in Section 5.3.

“Transferred Employee” has the meaning set forth in Section 5.17(a).

“Transition Services Agreement” means that certain agreement, dated not later than the Closing Date, between Seller and Purchaser for the provision by Seller of the services described in Exhibit K.

“2002 Purchase and Sale Agreement” means that certain Purchase and Sale Agreement by and among Texas-New Mexico Power Company, Texas Generating Company, L.P. and Seller, dated as of June 14, 2002.

“[*] PPA” means the Amended and Restated Master Power Purchase and Sale Agreement, dated June 14, 2002, between Seller and [*], for the purchase and sale of electrical energy, and the Second Transaction Confirmation executed as of June 14, 2002.

“Walnut Creek” has the meaning set forth in Section 5.3(e)(2).

“Well Sites” means those certain parcels of real property described on Schedule 1.3-B “Legal Description of the Well Sites.” Any reference to the Well Sites shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Well Sites, and any reference to items “at the Well Sites” shall include all items “at, on, in, upon, over, across, under and within” the Well Sites.

1.2  Interpretation. In this Agreement, unless a clear contrary intention appears:

(a)  reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(b)  reference to any gender includes each other gender;

(c)  reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(d)  reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

(e)  “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

(f)  “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and

(g)  relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including.”

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1  Transfer of Assets. Subject to the terms and conditions of this Agreement, the Related Agreements and any reservations in the Special Warranty Deed, Seller and TOPIII will sell, convey, assign, transfer and deliver to Purchaser (or any directly or indirectly wholly-owned subsidiary of Purchaser’s Parent designated by Purchaser; provided that such designee becomes party to this Agreement and jointly liable with Purchaser with respect to Purchaser’s obligations hereunder), and Purchaser will purchase and acquire from Seller and TOPIII on the Closing Date, all of Seller’s and TOPIII’s respective rights, title and interests in and to the following assets, free and clear of any and all Liens other than Permitted Liens, which assets shall include all of the Operating Assets (such assets, collectively, the “Assets”):

(a)  Facility. The Facility.

(b)  Improvements, Buildings, Structures and Equipment. Excluding the Excluded Assets, all improvements, buildings, structures, fixtures (including any containers, structures or equipment used for the transportation, storage, disposal, treatment and handling of hazardous waste, Hazardous Materials, condensate, used oil, or any of them) and any underground storage tanks and underground piping which are part of the Facility or which are otherwise located on the Owned Property or any portion thereof (collectively, the “Improvements”), including, without limitation, those items described in Schedule 2.1(b) “Improvements, Buildings, Structures and Equipment.”

(c)  Real Property Rights. The Owned Property, as more particularly described on Schedule 1.3-A “Legal Description of the Site” and Schedule 1.3-B “Legal Description of the Well Sites,” the Real Property Interests, and all material easements, licenses, rights-of-way, profits-a-prendre, use or occupancy agreements and covenants running with the land held by or in favor of Seller or TOPIII or to which Seller or TOPIII is a party which relate to the Facility or the use, ownership, operation or maintenance thereof, as disclosed on Schedule 2.1(c) “Other Real Property Rights,” with the exception of (i) the reservations in the Special Warranty Deed and (ii) the Excluded Assets.

(d)  Permits. All Permits described in Schedule 2.1(d) “Permits,” to the extent transferable. Neither Seller nor TOPIII makes any representation that any Permit is transferable. Seller and TOPIII will use Commercially Reasonable Efforts to assist Purchaser in any effort to transfer any Permit.

(e)  Emission Allowances and Emission Reduction Credits. All Emission Allowances and Emission Reduction Credits, whether they have accrued prior to or after the Closing Date, to the extent associated with the Facility, as described on Schedule 2.1(e) “Emission Allowances and Emission Reduction Credits.”

(f)  Books and Records. All books, records (including without limitation, accounting, purchasing, employment, payroll, benefits and tax records), documents, drawings, sepias, bluelines, engineering documents, design records, plant and equipment operating manuals and procedures, reports, operating data, safety and maintenance manuals, specifications, procedures and similar items of Seller or TOPIII relating to the Assets, in electronic form or otherwise and wherever located (collectively, “Books and Records”).

(g)  Inventories. All Inventories, in each case to the extent located at the Owned Property, as described on Schedule 2.1(g) “Inventories.”

(h)  Other Personal Property. All other tangible and intangible personal property relating to the Facility and owned or leased by Seller or TOPIII, in each case to the extent located at the Owned Property, as described on Schedule 2.1(h) “Other Personal Property.”

(i)  Intellectual Property. The Intellectual Property described in Schedule 2.1(i) “Intellectual Property.”

(j)  Use of Names. The right to use the names “Twin Oaks Power, LP”, “Twin Oaks Power Station” and “Twin Oaks Power III, LP”, to the extent Seller and/or TOPIII has the right to use the names.

(k)  Equipment. All machinery (mobile or otherwise), equipment (including without limitation, communication, computer and electronic equipment), furniture and furnishings, together with all other personal property of Seller or TOPIII used principally in the operation of the Facility, as listed on Schedule 2.1(b) “Improvements, Buildings, Structures and Equipment.”

(l)  Assigned Contracts. All contracts, agreements, use or occupancy agreements, licenses, subleases and leases relating to the use, ownership, operation or maintenance of the Facility and the Assets, including, without limitation, any Personal Property Leases, in each case to the extent transferable to Purchaser, other than those contracts, agreements, use or occupancy agreements, licenses, subleases or leases which expire by their terms on or before the Closing Date (the “Assigned Contracts”), each as listed on Schedule 3.9(a) “Assigned Contracts.”

(m)  Warranties. All unexpired warranties and guarantees as of the Closing Date that relate specifically to the Assets, to the extent transferable (it being understood that Seller makes no representation that any such unexpired warranties and guarantees exist, remain enforceable or are transferable), each as listed on Schedule 2.1(m) “Warranties.”

(n)  Spare Parts. All spare parts for the operation and/or maintenance of the Facility, as described on Schedule 2.1(g) “Inventories.”

(o)  Permit Applications. All applications for Permits existing or filed on or before the Closing Date related to the Proposed Expansion or the Facility (“Permit Applications”), to the extent transferable.

2.2  Retained Assets and Excluded Assets.

(a)  Nothing in this Agreement will constitute or be construed as conferring on Purchaser, and Purchaser is not acquiring or assuming, any right, title or interest in or to, or any liability or obligation relating to, any of the following (the “Excluded Assets”): (i) the assets listed or described on Schedule 2.2, which are associated with the Assets but are specifically excluded from the sale, (ii) the Retained Assets and (iii) any of the following: (x) any properties, assets, business, operation, subsidiary or division of Seller, TOPIII or any of their Affiliates, whether tangible or intangible, real, personal or mixed, not expressly set forth in Section 2.1 “Transfer of Assets,” including any cash or working capital of Seller, TOPIII or their Affiliates, even if the working capital or cash relates to the Facility, the Assets, or the Site; (y) any communications between Seller or TOPIII and any of their Affiliates and their respective counsels, including attorney-client privileged or work product material, in the books, records, documents or other information located at the Owned Property; or (z) the following names or acronyms: “Sempra Energy”, “Sempra”, “SRE”, “Sempra Energy Resources”, “SER”, “Sempra Generation” and any and all logos associated with the foregoing names or acronyms.

(b)  Purchaser acknowledges and agrees that TNMP shall retain the Retained Assets and may use, operate, maintain, replace and improve such Retained Assets pursuant to the Retained Assets Agreement and the reservations in the Special Warranty Deed.

2.3  Assumed Liabilities. Subject to the terms of this Agreement, as of the Closing Date, Purchaser will be responsible for all obligations and liabilities related to, arising from or associated with use, ownership, operation or maintenance of the Assets which arise prior to the Initial Closing Date or on and after the Closing Date, including the obligations and liabilities set forth below in subparagraphs (a)-(h) inclusive (collectively, “Assumed Liabilities”):

(a)  Liabilities relating to or resulting from any Pre-Initial Closing Environmental Conditions, Post-Closing Environmental Conditions and Purchaser-Caused Environmental Conditions, including responsibility for any Third Party Claims related to the same.

(b)  Obligations to comply with Environmental Laws and to comply with the Permits listed in Schedule 2.1(d) “Permits,” or otherwise obtained or required in connection with the Assets, prior to the Initial Closing Date or on and after the Closing Date, or in connection with Purchaser’s acquisition of the Assets, including: (i) obligations to implement actions needed to comply with or operate in compliance with Environmental Laws and any Permits, Orders, variances and approvals prior to the Initial Closing Date or on and after the Closing Date; and (ii) liability for and in connection with any monitoring, testing, sampling or other environmental investigation required to comply with, or to establish or determine compliance with, applicable Environmental Laws and Permits, Orders, variances and approvals, or as an operational requirement under any applicable Environmental Laws and Permits, Order, variance or approval prior to the Initial Closing Date or on and after the Closing.

(c)  Obligations arising on and after the Closing Date under any pending applications for new Permits relating to the Facility, and any pending applications for amendments, modifications, extensions or renewals of any existing Permits, in each case to the extent that Purchaser desires to proceed with such applications.

(d)  Obligations under the Assigned Contracts arising after the Closing Date.

(e)  Any liability, obligation or responsibility under or related to Environmental Laws or the common law caused by the off-Site disposal, storage, transportation, discharge, Release, or recycling of Hazardous Materials, or the arrangement for such activities by Purchaser in connection with Purchaser’s use, ownership, operation or maintenance of the Assets prior to the Initial Closing Date or from and after the Closing Date.

(f)  Any liability, obligation or responsibility under or related to Environmental Laws or the common law, whether such liability, obligation or responsibility is known or unknown, contingent or accrued, as a result of any Remediation done by or on behalf of Purchaser or any of its Affiliates in respect of Pre-Initial Closing Environmental Conditions, Post-Closing Environmental Conditions and Purchaser-Caused Environmental Conditions (whether or not such Remediation commenced before the Closing Date or commences on or after the Closing Date) of Hazardous Materials that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities by or on behalf of Purchaser to the extent related to Purchaser’s or any of its Affiliates’ ownership, operation or maintenance of the Assets prior to the Initial Closing Date or from and after the Closing Date, at any off-Site location.

(g)  Third Party liability for or Third Party Claims arising as a result of or in connection with any toxic tort, loss of life or injury to persons due to the presence or Release of Hazardous Materials caused by Purchaser or any of its Affiliates at, on, over, under, adjacent to or migrating from the Owned Property prior to the Initial Closing Date or on or after the Closing Date.

(h)  Any liabilities or obligations of TOPIII or Seller in respect of the Retained Assets, whether or not such liabilities or obligations arose prior to or after the Closing Date.

2.4  Excluded Liabilities. Purchaser shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations (the “Excluded Liabilities”):

(a)  Any liabilities or obligations of TOPIII or Seller in respect of the Excluded Assets or other assets of TOPIII or Seller which are not part of the Assets.

(b)  Except as provided in Section 5.6 “Taxes, Prorations and Closing Costs,” any liabilities or obligations in respect of Taxes attributable to the use, ownership, operation or maintenance of the Assets for taxable periods, or portions thereof, ending after the Initial Closing Date and on or before the Closing Date.

(c)  Any liabilities or obligations of Seller or TOPIII accruing under any of the Assigned Contracts prior to the Closing Date.

(d)  Any and all asserted or unasserted liabilities or obligations to Third Parties (including Seller’s Employees) or Affiliates of Seller or TOPIII for personal injury or tort or under contract, or similar causes of action arising out of the use, ownership, operation or maintenance of the Assets by Seller or TOPIII or their respective Affiliates on or after the Initial Closing Date and prior to the Closing Date.

(e)  Any fines, penalties or costs imposed by a Governmental Authority resulting from (i) an investigation, proceeding, request for information or inspection before or by a Governmental Authority regarding acts of Seller, TOPIII or their respective Affiliates which occurred on or after the Initial Closing Date and prior to the Closing Date, or (ii) illegal acts, willful misconduct or gross negligence of Seller, TOPIII or their respective Affiliates which occurred on or after the Initial Closing Date.

(f)  Any payment obligations of Seller, TOPIII or their respective Affiliates for goods purchased or delivered, or services rendered prior to the Closing Date, including but not limited to, rental payments payable by Seller, TOPIII or their respective Affiliates pursuant to the leases of real property or personal property.

(g)  Any liability, obligation or responsibility under or related to Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) caused by the off-Site disposal, storage, transportation, discharge, Release, or recycling of Hazardous Materials, or the arrangement for such activities by Seller, TOPIII or their respective Affiliates, of Hazardous Materials, on or after the Initial Closing Date and prior to the Closing Date, in connection with the use, ownership, operation or maintenance of the Assets by Seller, TOPIII or their respective Affiliates.

(h)  Any liability, obligation or responsibility under or related to Environmental Laws or the common law, whether such liability, obligation or responsibility is known or unknown, contingent or accrued, as a result of the Remediation done by or on behalf of Seller, TOPIII or their respective Affiliates in respect of Seller-Caused Environmental Conditions (whether or not such Remediation commenced before the Closing Date or commences on or after the Closing Date) of Hazardous Materials that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities by Seller, TOPIII or their respective Affiliates on or after the Initial Closing Date and prior to the Closing Date, in connection with the use, ownership, operation or maintenance of the Assets by Seller, TOPIII or their respective Affiliates, at any off-Site location.

(i)  Third Party liability for or Third Party Claims arising as a result of or in connection with any toxic tort, loss of life or injury to persons (whether or not such loss or injury arose or was made manifest on or after the Closing Date) due to the presence or Release of Hazardous Materials caused by Seller, TOPIII or their respective Affiliates at, on, over, under, adjacent to or migrating from the Owned Property on or after the Initial Closing Date and prior to the Closing Date.

(j)  Any liability relating to or resulting from any Seller-Caused Environmental Conditions, including responsibility for any Third Party Claims related to the same.

(k)  Any liabilities or obligations relating to any Benefit Plan which have accrued prior to the Closing Date, including but not limited to any liability (i) relating to benefits payable under any such Benefit Plan; (ii) relating to the Pension Benefit Guaranty Corporation under Title IV of ERISA with respect to any such Benefit Plan; (iii) relating to any such Benefit Plan that is a multiemployer plan; (iv) with respect to non-compliance with the notice and benefit continuation requirements of COBRA in connection with any such Benefit Plan; (v) with respect to any non-compliance of any such Benefit Plan with ERISA or any other applicable laws; or (vi) with respect to any suit, proceeding or claim which is brought against (1) Purchaser with respect to any such Benefit Plan, (2) any such Benefit Plan or (3) any fiduciary or former fiduciary of any such Benefit Plan.

(l)  Any liabilities or obligations relating to the employment or termination of employment of Seller’s Employees by Seller, including discrimination, wrongful discharge, unfair labor practices, or constructive termination by Seller of any individual, attributable to any actions or inactions by Seller prior to the Closing Date other than such actions or inactions taken at and in accordance with the written direction of Purchaser.

(m)  Any obligations to Seller’s Employees or any independent contractors of Seller for wages, commissions, overtime, employment taxes, severance pay, transition payments in respect of compensation or similar benefits accruing or arising prior to the Closing Date under any term or provision of any contract, plan, instrument or agreement relating to any of the Assets.

(n)  Any liability of Seller or TOPIII arising out of a breach by Seller or TOPIII of any of their respective obligations under this Agreement or the Related Agreements.

(o)  [Reserved]

(p)  Any obligation or liability related to, arising from or associated with the use, ownership, operation or maintenance of the Assets on or after the Initial Closing Date and prior to the Closing Date.

(q)  Any liability or obligation not otherwise expressly assumed by Purchaser under Section 2.3 “Assumed Liabilities”.

(r) Any liability or obligation classified as an Excluded Liability by Seller pursuant to Section 5.24.

2.5  Closing.

(a)  Closing Date. Subject to the provisions of Section 9.14 “Termination” and the following proviso, the closing of the sale of the Assets to, and the assumption by, Purchaser of the Assumed Liabilities (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, 10006 at 10:00 a.m. EST on the later of (i) April 17, 2006 or (ii) the first such date as practicable after satisfaction or waiver of the conditions to the consummation of the transactions hereunder, or on such other date and at such other place as the Parties may mutually agree, provided that if such date falls on a non-Business Day, the Closing shall take place on the next succeeding Business Day. The date of Closing is hereinafter called the “Closing Date.” Each Party will use Commercially Reasonable Efforts to cause the Closing to occur at 10:00 a.m. EST on the Closing Date, including Purchaser’s wiring of funds and the Parties’ authorizing of recording of the Special Warranty Deed and the Assignment by such time on the Closing Date. Purchaser shall take physical possession of the Assets on the Closing Date.

2.6  Purchase Price and Allocation.

(a)  The consideration for the purchase of the Assets shall be Four Hundred Eighty Million Dollars ($480,000,000) (the “Purchase Price”), payable by Purchaser to Seller and TOPIII on the Closing Date in U.S. dollars by wire transfer of immediately available funds. Seller will designate no later than five (5) Business Days prior to the anticipated Closing Date the account or accounts of Seller to which the Purchase Price will be wire transferred. The Parties will attempt in good faith to agree upon the allocation of the Purchase Price for purposes of Code Section 1060 and Form 8594; provided, however, such agreement is not a condition precedent to the Closing; provided, further, that nothing contained herein shall be interpreted as an expression of an intention by a Party or an agreement between the Parties with respect to allocating the Purchase Price for any other purpose.

(b)  On the Closing Date, the Purchase Price shall be adjusted to account for the items prorated as of the Closing Date pursuant to Section 5.6 “Taxes, Prorations and Closing Costs”.

2.7  Post-Closing Audit of Assets and Post-Closing Adjustment to Purchase Price.

(a)  Within ten (10) Business Days after the Closing Date, Purchaser shall cause an audit or agreed upon procedure (the “Audit”) to be conducted by Deloitte & Touche, LLP (the “Auditor”) to determine whether any Assets disclosed on the disclosure schedules to this Agreement were not actually transferred and delivered to Purchaser by Seller or TOPIII, as the case may be, on the Closing Date. During the course of the Audit, the Auditor shall prepare a list of the specific Assets which Seller or TOPIII did not actually transfer and deliver to Purchaser on the Closing Date (the “Closing Date Non-Transferred Assets List”). At least two (2) Business Days prior to the Audit, Purchaser shall notify Seller and TOPIII of the date and time at which the Audit will commence and Seller and TOPIII shall each have the right, but not the obligation, to have their respective representatives present for the duration of the Audit; provided, however, if Purchaser fails to provide such notice to Seller and TOPIII, then Seller and TOPIII shall be relieved of any obligations under Section 2.7(b). If Seller and TOPIII dispute the Closing Date Non-Transferred Assets List, Seller and TOPIII shall notify Purchaser in writing within five (5) Business Days after receipt of the Closing Date Non-Transferred Assets List (“Seller’s Dispute Notice”). Seller’s Dispute Notice shall specify each item to which Seller and TOPIII take exception, specifying in reasonable detail the nature and extent of any such exception; provided, however, if Seller and TOPIII do not deliver Seller’s Dispute Notice within the five (5) Business Day period, the Closing Date Non-Transferred Assets List shall be deemed accepted by Seller and TOPIII and shall be conclusive and binding on Seller, TOPIII and Purchaser for the purposes of the adjustment described in Section 2.7(b).

(b)  Subject to Section 2.7(d), if the fair market value of the items listed on the Closing Date Non-Transferred Assets List prepared by the Auditor under Section 2.7(a) exceeds $25,000 individually or $50,000 in the aggregate, Seller or TOPIII, as the case may be, shall, at Purchaser’s sole option and election, either (i) pay Purchaser, as an adjustment to the Purchase Price paid by Purchaser, an amount equal to the fair market value of the Assets not so transferred and delivered to Purchaser on the Closing Date, or (ii) replace the missing Asset or Assets with replacements of the same value, quality and warranty satisfactory to Purchaser in its reasonable discretion. Any payments required to be made by Seller or TOPIII pursuant to this Section shall be made by wire transfer of immediately available funds to an account or accounts designated by Purchaser and shall be made by Seller or TOPIII, as the case may be, within ten (10) Business Days of the date on which the Closing Date Non-Transferred Assets List is delivered to Seller or TOPIII, and becomes conclusive and binding on Seller and Purchaser or TOPIII and Purchaser in accordance with Section 2.7(a). Any replacements required to be delivered by Seller or TOPIII pursuant to this Section shall be delivered to Purchaser within a reasonable time. Notwithstanding anything to the contrary, Purchaser reserves all rights it may have against Seller or TOPIII at law or in equity arising from Seller’s or TOPIII’s failure to transfer and deliver to Purchaser on the Closing Date all Assets disclosed on the disclosure schedules as of the Effective Date.

(c)  Any dispute between Seller or TOPIII and Purchaser regarding the Closing Date Non-Transferred Assets List shall be resolved in accordance with Section 2.8.

(d)  If any of the items listed on the Closing Date Non-Transferred Assets List are Operating Assets, Seller and TOPIII shall use Commercially Reasonable Efforts to deliver and transfer to Purchaser such Operating Assets within ten (10) Business Days of the date on which the Closing Date Non-Transferred Assets List is delivered to Seller and becomes conclusive and binding on Seller and Purchaser or TOPIII and Purchaser in accordance with Section 2.7(a); provided that if, despite the use of Commercially Reasonable Efforts, Seller or TOPIII, as the case may be, is unable to transfer and deliver to Purchaser all of such Operating Assets, and if the fair market value of the items listed on the Closing Date Non-Transferred Assets List (a) exceeds $25,000 individually or $50,000 in the aggregate, Seller or TOPIII, as the case may be, shall, at Purchaser’s sole option and election, either (i) pay Purchaser, as an adjustment to the Purchase Price paid by Purchaser, an amount equal to the fair market value of such Operating Assets not so transferred and delivered to Purchaser, or (ii) replace the missing Operating Assets with replacements of the same value, quality and warranty satisfactory to Purchaser in its reasonable discretion, each in accordance with Section 2.7(b). In addition, in the event that Seller, TOPIII or Purchaser discovers at any time after the Closing Date that any Operating Assets were not actually transferred and delivered to Purchaser on the Closing Date and such missing Operating Assets were not included on the Closing Date Non-Transferred Assets List, such Party shall notify the other Parties, which notice shall include a list of such missing Operating Assets, and Seller or TOPIII, as the case may be, shall use Commercially Reasonable Efforts to transfer and deliver such missing Operating Assets to Purchaser as soon as reasonably practicable. Notwithstanding anything to the contrary in this Agreement, with respect to any Operating Assets that were not identified in the Schedules attached to this Agreement and were not transferred and delivered to Purchaser on the Closing Date, Seller’s and TOPIII’s obligation to use Commercially Reasonable Efforts to transfer and deliver such undisclosed and missing Operating Assets to Purchaser pursuant to this Section 2.7(d) shall be Purchaser’s sole and exclusive remedy for the failure of Seller and TOPIII to transfer and deliver such undisclosed and missing Operating Assets on the Closing Date, and Seller and TOPIII shall not have any additional liability or obligation hereunder as a result of such failure, including, without limitation, any liability or obligation to pay more than Seller’s 50% share of all transfer and documentary transfer Taxes arising in connection with the transfer of the Assets, including any sales or use tax, pursuant to Section 5.6(a)(1).

(e)  Notwithstanding anything to the contrary herein, the Parties hereto agree that neither Seller nor Purchaser shall seek a ruling or determination from the Texas Comptroller of Public Accounts or other applicable Governmental Authority regarding the sales and/or use tax consequences arising from the transactions contemplated by this Agreement without receiving prior written consent of the other Party, such consent to be provided at the sole discretion of each Party. The Parties hereto agree to cooperate with each other in connection with preparing and pursuing any such ruling or determination, if any, that they may agree is desirable.

2.8  Resolution of Dispute Regarding Closing Date Non-Transferred Assets List. Any dispute which may arise between Seller or TOPIII and Purchaser regarding the Closing Date Non-Transferred Assets List shall be resolved in the following manner:

(a)  During the five (5) Business Day period following the delivery of Seller’s Dispute Notice to Purchaser, Seller, TOPIII and Purchaser shall attempt to resolve such dispute and to determine the accuracy of the Closing Date Non-Transferred Assets List; and

(b)  If at the end of the five (5) Business Day period specified in subsection (a) above, Seller, TOPIII and Purchaser fail to reach a written agreement with respect to such dispute, the Parties may exercise any rights they may have at law or in equity.

2.9  [Reserved].

2.10  [Reserved].

2.11  Earn-out. In the event that (i) the Texas Commission on Environmental Quality issues a final air quality permit to construct that authorizes the construction of the Proposed Expansion on terms and conditions that are materially similar to those specified in the Application for Air Quality Permit No. 76381 and PSD-TX-1054 (TOPIII) submitted to the Texas Commission on Environmental Quality on July 13, 2005, Seller and TOPIII shall be entitled to receive from Purchaser an aggregate amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) in cash within ten (10) Business Days of the later to occur of the Closing Date and the date of such permit issuance, and (ii) within two (2) years after the date of such permit issuance, (a) Purchaser (or its designee) proceeds with actual physical on-site construction of the Proposed Expansion beyond site clearing activities or (b) Purchaser (or its designee) sells, auctions or otherwise transfers to a third party (which is not its Affiliate) the opportunity to construct the Proposed Expansion, Seller and TOPIII shall be entitled to receive from Purchaser an aggregate amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) in cash within ten (10) Business Days of the earlier to occur of (ii)(a) and (b), above; provided, however, that for purposes of this Section 2.11, an air quality permit shall be deemed “final” when it is final and appealable, being no longer subject to further challenge through any proceeding or other process initiated before the Texas Commission on Environmental Quality.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER, TOPIII AND SELLER’S PARENT

Seller and TOPIII jointly and severally represent and warrant to Purchaser as follows as of the Effective Date and as of the Closing Date:

3.1  Transaction Representations.

(a)  Organization and Existence. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. TOPIII is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Seller’s general partner, SETOP I, LLC (“Seller’s GP”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. TOPIII’s general partner, SETOP III, LLC (“TOPIII’s GP”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller’s Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Seller, TOPIII and Seller’s Parent has all requisite power and authority to own, lease, and operate its material properties and assets and to carry on its respective business as it is now being conducted. Each of Seller, TOPIII and Seller’s Parent is duly qualified to do business as a limited partnership or corporation, as appropriate, in each other jurisdiction in which its respective business as now being conducted shall require it to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Seller, TOPIII and Seller’s Parent have heretofore delivered to Purchaser true, complete and correct copies of their respective governing documents, including, as applicable, articles of incorporation, bylaws, certificates of limited partnership, limited partnership agreement, certificate of formation, or limited liability company agreement, as currently in effect.

(b)  Execution, Delivery and Enforceability. Each of Seller, TOPIII and Seller’s Parent has the requisite organizational power to enter into, and to carry out its respective obligations under, this Agreement and the Related Agreements which are executed by Seller, TOPIII or Seller’s Parent, as the case may be. The execution and delivery of this Agreement and the Related Agreements which are executed by Seller, TOPIII or Seller’s Parent, as the case may be, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all organizational action required on the part of Seller (including all necessary action required on the part of Seller’s GP), TOPIII (including all necessary action required on the part of TOPIII’s GP) and Seller’s Parent. Assuming Purchaser’s and Purchaser’s Parent’s due authorization, execution and delivery of this Agreement and the Related Agreements which are executed by Purchaser or Purchaser’s Parent, as the case may be, this Agreement and the Related Agreements which are executed by Seller, TOPIII or Seller’s Parent, as the case may be, have been duly and validly executed and delivered by Seller’s GP on behalf of Seller, by TOPIII’s GP on behalf of TOPIII or by Seller’s Parent and constitute the valid and legally binding obligations of Seller, TOPIII and Seller’s Parent, as applicable, enforceable against Seller, TOPIII and Seller’s Parent, as the case may be, in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

(c)  No Violation. Subject to Seller and TOPIII obtaining all required consents and approvals set forth on Schedule 5.3(a) “Seller’s and TOPIII’s Required Consents and Approvals,” neither the execution and delivery of this Agreement or any of the Related Agreements executed by Seller, TOPIII or Seller’s Parent, nor the compliance with any provision hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:

(1)  violate, or conflict with, or result in a breach of any provisions of articles of incorporation, bylaws, the certificate of limited partnership, the agreement of limited partnership, certificate of formation, or limited liability company agreement, as applicable, of Seller, TOPIII or Seller’s Parent;

(2)  violate any law or regulation applicable to Seller, TOPIII or Seller’s Parent or any agreement, instrument or obligation applicable to any Asset or to which Seller, TOPIII or Seller’s Parent is a party or is subject, which violation would reasonably be expected to have a Material Adverse Effect (with respect to the Assets, Seller, TOPIII or Seller’s Parent);

(3)  be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which Seller, TOPIII or Seller’s Parent is a party or is subject, which result would reasonably be expected to have a Material Adverse Effect (with respect to the Assets, Seller, TOPIII or Seller’s Parent);

(4)  result in a default under the terms, conditions or provisions of any agreement instrument or obligation relating to or burdening any of the Assets or create any lien or encumbrance upon any such Asset, which default, lien or encumbrance would reasonably be expected to have a Material Adverse Effect (with respect to the Assets, Seller, TOPIII or Seller’s Parent); or

(5)  result in the cancellation, forfeiture, revocation, suspension or adverse modification of any Permit relating to the Facility and that is otherwise transferable in accordance herewith, which action would reasonably be expected to have a Material Adverse Effect (with respect to the Assets).

(d)  No Consents. Subject to Seller or TOPIII obtaining the consents and approvals set forth on Schedule 5.3(a) “Seller’s and TOPIII’s Required Consents and Approvals,” there is no consent or approval of, filing with, or notice to any Person which is required to be obtained or made by Seller, TOPIII and/or Seller’s Parent in connection with Seller’s, TOPIII’s or Seller’s Parent’s execution, delivery and performance of this Agreement and the Related Agreements which are executed by Seller, TOPIII and/or Seller’s Parent, or the consummation of the transactions contemplated hereby or thereby, which, if not obtained or made, will prevent Seller, TOPIII and/or Seller’s Parent from performing their respective obligations hereunder or thereunder.

3.2  Reserved.

3.3  Compliance with Laws. To the Seller’s and/or TOPIII’s Knowledge and except as set forth on Schedule 3.3 “Compliance Exceptions,” (a) Seller, TOPIII, the Facility and the Owned Property are in compliance with all laws in effect as of the Effective Date (and for purposes of Section 6.2, all laws in effect as of the Closing Date), including Environmental Laws, zoning and subdivision laws, ordinances and regulations, building codes and regulations, and setback requirements, applicable to the conduct of the business or operations of Seller and TOPIII (to the extent TOPIII’s business conduct or operations relate to the Assets) as presently conducted, the use, ownership, operation or maintenance of the Facility or the use of the Owned Property and the Assets, except for such non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (b) Seller, TOPIII, the Facility and the Owned Property have all governmental Permits from state, federal or local and any foreign authorities (including, but not limited to, the Permits set forth on Schedule 2.1(d) “Permits” hereto), which are required for Seller and TOPIII to own, operate and maintain the Facility, except for those the absence of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.4  Permits.

(a)  Seller, TOPIII and the Facility have all Permits (including without limitation, all Permits required under applicable Environmental Laws in effect as of the Closing Date) necessary to own, operate and maintain the Facility and the Assets, except where the failure to have such Permits commenced prior to the Initial Closing Date or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as disclosed on Schedule 3.4(a) “Permit Non-Compliance,” Seller, TOPIII and the Facility are in compliance with all Permits, except where non-compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)  Schedule 2.1(d) “Permits” sets forth a true, accurate and complete list of all Permits.

3.5  Environmental Matters.

(a)  Except as disclosed on Schedule 3.5(a) “Environmental Audits and Reports Not Provided to Purchaser,” Seller and TOPIII have provided to Purchaser true, complete and accurate copies of all environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to the Assets by or on behalf of Seller, TOPIII or their respective Affiliates on or after the Initial Closing Date.

(b)  Except as set forth on Schedule 3.5(b) “Environmental Matters”:

(1)  No Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Seller’s and TOPIII’s Knowledge, threatened by any Governmental Authority with respect to any alleged failure by Seller, TOPIII or the Facility on or after the Initial Closing Date to have any Permit required in connection with the ownership, operation or maintenance of the Facility or the Assets or with respect to any treatment, storage, recycling, transportation, disposal or release as defined in 42 U.S.C. ss.9601(22), of any Hazardous Materials, and Seller and TOPIII have no Knowledge of any facts or circumstances which would reasonably be expected to form the basis for any such Order, complaint, penalty or investigation.

(2)  Seller, TOPIII and their respective Affiliates have not Released or caused the Release of any Hazardous Materials at, on, under or over the Owned Property on or after the Initial Closing Date, and there are no aboveground or underground storage tanks installed on or after the Initial Closing Date, active or abandoned, at, on or under the Owned Property.

(3)  Seller, TOPIII and their respective Affiliates have not transported or arranged for the transportation, on or after the Initial Closing Date, of any Hazardous Material from the Owned Property to any location which is the subject of any action or proceeding that could lead to claims against Purchaser, Seller or TOPIII for clean-up costs, Remediation, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

(4)  No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of Seller, TOPIII or their respective Affiliates on or after the Initial Closing Date and no Owned Property is listed or, to Seller’s or TOPIII’s Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

(5)  To Seller’s or TOPIII’s Knowledge, there are no Liens (other than Permitted Liens) arising under or pursuant to any Environmental Law or Order on any of the Owned Property, and no action of any Governmental Authority has been taken or, to Seller’s or TOPIII’s Knowledge, is in process which could subject any of the Owned Property to such Liens, neither Seller nor TOPIII would be required to place any notice or restriction relating to the presence of Hazardous Material at any Owned Property in any deed to such Owned Property, in each case to the extent relating to matters arising on or after the Initial Closing Date.

3.6  Litigation. Except for any matters set forth on Schedule 3.6 “Seller’s and TOPIII’s Litigation,” there are no pending or, to the Knowledge of Seller and/or TOPIII, threatened actions, investigations or requests for information by any Governmental Authority or Third Party with respect to Seller, TOPIII (to the extent such actions, investigations or requests for information involving TOPIII relate to the Assets) or the Assets. Except as set forth on Schedule 3.6 “Seller’s and TOPIII’s Litigation,” there are no employee-related or personal injury claims, or any pending or, to the Knowledge of Seller and/or TOPIII, threatened litigation, claims, investigations or proceedings, private or governmental, which directly and specifically relate to the Assets or Seller’s or TOPIII’s ownership, management, operation, use or maintenance of the Facility (including the Assigned Contracts).

Except as set forth on Schedule 3.6 “Seller’s and TOPIII’s Litigation,” there are no pending or, to the Knowledge of Seller and/or TOPIII, threatened actions, investigations or requests for information by any Governmental Authority or Third Party, which would reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby, or (b) a claim for damages as a result of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Schedule 3.6 “Seller’s and TOPIII’s Litigation,” there is no pending or, to the Knowledge of Seller and/or TOPIII, threatened litigation, claim, investigation or proceeding, private or governmental, which would reasonably be expected to result, or has resulted, in a material impairment of Seller’s and/or TOPIII’s ability to consummate the transactions or perform their respective obligations contemplated by this Agreement and the Related Agreements.

3.7  Zoning and Condemnation. Except as set forth on Schedule 3.7 “Notices of Government Action,” there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain, or to classify as a landmark, all or any part of the Assets. Seller and TOPIII have no Knowledge of any such threatened proceeding or action, which (in either case), if pursued, would reasonably be expected to have a Material Adverse Effect (with respect to the Assets). In addition, except as set forth on Schedule 3.7 “Notices of Government Action,” Seller and TOPIII have no Knowledge of any proceeding or action to modify the zoning classification of, or to condemn or take by power of eminent domain, or to classify as a landmark, all or any part of the Assets, which, if pursued, would reasonably be expected to have a Material Adverse Effect (with respect to the Assets). The Owned Property is properly zoned for the existence, occupancy and use of all of the Improvements. None of the Improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications.

3.8  Brokers. Except for the Investment Banker, whose fees will be payable by Seller pursuant to Section 5.6(f) “Seller’s and TOPIII’s Closing Costs,” all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Seller, TOPIII and their counsel without the intervention of any other Person and in such a manner as not to give rise to any claim against Purchaser (by reason of Seller’s, TOPIII’s or their counsel’s actions) for a brokerage commission, finder’s fee or other like payment to any Person (including, without limitation, real estate brokers or salesmen).

3.9  Contracts.

(a)  Schedule 3.9(a) “Assigned Contracts” sets forth a true, accurate and complete list of all Assigned Contracts, and Seller has provided to Purchaser a true, accurate and complete copy of each of the Assigned Contracts.

(b)  Except as set forth on Schedule 3.9(b) “Contract Defaults or Termination,” (i) neither Seller nor TOPIII has received notice from a Third Party that it intends to cancel or terminate any Assigned Contract, or that Seller or TOPIII is in default in any respect under any material terms, conditions or provisions of any Assigned Contract, (ii) to Seller’s Knowledge or TOPIII’s Knowledge, the other party to any Assigned Contract is not in default in any respect under any material terms, conditions or provisions of any Assigned Contract and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a default by Seller or TOPIII or, to Seller’s Knowledge or TOPIII’s Knowledge, any other parties thereunder, and (iii) as of the Effective Date (and for purposes of Section 6.2, as of the Closing Date), each of the Assigned Contracts is in full force and effect and are valid, binding and enforceable against Seller or TOPIII, as the case may be, in accordance with their respective terms.

3.10  Assets Used in the Operation of the Facility. The Assets, as set forth on Schedule 3.10 “Assets to be Obtained by Purchaser,” include all material assets and properties owned or leased by Seller or TOPIII that are necessary for the ownership, operation or maintenance of the Facility as currently operated and maintained by Seller and otherwise in accordance with Prudent Utility Practice with the exception of the following: (a) non-transferable authorizations, consents, licenses, permits, Orders, variances, approvals and applications, or other agreements for which a required approval of a Third Party is not obtained and (b) the Excluded Assets. Except as expressly set forth in this Agreement and the Related Agreements, neither Seller nor TOPIII shall retain any right or interest in any of the Assets after the Closing Date. As of the Effective Date and the Closing Date, the Assets, including without limitation, the level of spare parts inventory included in the Assets, are consistent with Seller’s operation and maintenance of the Facility during the eighteen (18) months preceding the Effective Date and otherwise are at levels consistent with Prudent Utility Practices.

3.11  Bankruptcy. No bankruptcy, reorganization or arrangement proceedings are pending against, being contemplated by, or, to Seller’s Knowledge, TOPIII’s Knowledge or Seller’s Parent’s Knowledge threatened against Seller, TOPIII or Seller’s Parent.

3.12  Reserved.

3.13  Non-Infringement. Except as set forth in Schedule 3.13 “Infringement Claims,” (a) to Seller’s Knowledge, Seller’s current use and operation of the Assets does not infringe on the rights of any Person, and (b) Seller and TOPIII have not received notice from any Person that Seller’s current use and operation of the Assets infringes or is claimed to infringe on the rights of any Person.

3.14  Mechanics’ Liens. Except as set forth on Schedule 3.14 “Mechanics’ Liens,” there are no sums due or owing for labor or materials furnished to, or with respect to, the Real Property Interests or any Asset constituting an improvement or fixture for or on behalf of Seller which could give rise to a mechanic’s or materialman’s lien that will not be paid in the ordinary course of business prior to the Closing Date (subject to Seller’s right to contest the same in good faith).

3.15  Title to the Assets. Each of Seller and TOPIII has good and marketable title to all of the Assets consisting of personal property it respectively owns and each has the full right to sell, convey, transfer and assign such Assets to Purchaser. Collectively, Seller and TOPIII own all of such Assets. Such Assets are free and clear of all Liens, other than Permitted Liens. To Seller’s and TOPIII’s Knowledge, Seller has good and indefeasible title to all of the Assets consisting of Owned Property and has the full right to sell, convey, transfer and assign such Assets to Purchaser. To Seller’s and TOPIII’s Knowledge, such Assets are free and clear of all Liens, other than Permitted Liens.

3.16  Reserved.

3.17  Real Property Interests.

(a)  The real property interests (collectively, “Real Property Interests”) set forth in the exhibits to the Special Warranty Deed, Schedule 1.3-A “Legal Description of the Site,” Schedule 1.3-B “Legal Description of the Well Sites,” Schedule 2.1(b) “Improvements, Buildings, Structures and Equipment,” Schedule 2.1(c) “Other Real Property Rights,” and Schedule 3.9(a) “Assigned Contracts” constitute all material easements, rights of way, profits-a-prendre, licenses, use or occupancy agreements, covenants running with the land and other rights held by or in favor of Seller or TOPIII, as the case may be, or to which Seller or TOPIII is a party which relate to the Facility or the use, ownership, operation or maintenance thereof, with the exception of (a) the reservations in the Special Warranty Deed and (b) the Excluded Assets.

(b)  Schedule 1.3-A “Legal Description of the Site” and Schedule 1.3-B “Legal Description of the Well Sites” legally describe the Owned Property fully, accurately and adequately, and the legal and other descriptions of the Real Property Interests included in or attached to the Special Warranty Deed describe the Real Property Interests fully, accurately and adequately. Except as set forth in Schedule 3.17 “Real Property Disclosures,” as the same may be amended no less than ten (10) days prior to the Closing Date, there are (i) no pending or, to

Seller’s or TOPIII’s Knowledge, threatened public improvements or special assessments that would affect the Real Property Interests or that could result in any charge being levied or assessed, or in the creation of any lien, against the Real Property Interests; (ii) no encroachments of Improvements located on the Owned Property onto adjoining lands or onto any easement or right-of-way that burdens the Owned Property, nor any material encroachments onto the Owned Property of any improvements, fixtures, buildings, structures or fences located on adjoining lands; (iii) no mining, mineral or water extraction or development projects in progress on or under the Owned Property or any portion thereof (other than projects under the Fuel Agreement); (iv) no claim that Seller’s or TOPIII’s right to use gas, electricity, water and telephone necessary for operation of the Improvements or Seller’s or TOPIII’s right to vehicular access from the nearest public road to the Improvements violates the rights of any Person or Seller’s or TOPIII’s rights thereunder have lapsed or been abandoned or terminated or will lapse or be abandoned or terminated if Seller or TOPIII fails to use said rights for a specific period of time; (v) no pending claims by Third Persons exercising or, to Seller’s or TOPIII’s Knowledge, no threatened claims by Third Persons to exercise any right to cancel or terminate any of the Real Property Interests; (vi) no defaults by Seller or TOPIII under any terms, conditions or provisions of any of the Real Property Interests; (vii) no pending claims by Third Parties exercising or, to Seller’s or TOPIII’s Knowledge, no threatened claims by Third Parties to exercise their rights under a Lien or reservation affecting the Real Property Interests; (viii) no claims that Seller or TOPIII does not have the legal right to maintain the Improvements on the Real Property Interests where the Improvements are currently located; (ix) no leases, subleases, easements, licenses, concessions, use or occupancy agreements or other agreements (written or oral) granting to any Person the right to use or occupy the Real Property Interests or granting to any Person a right or interest in any of the Real Property Interests, except for Permitted Liens; (x) no outstanding options, rights of first offer, rights of first refusal or rights of first negotiation or other options or rights to purchase the Real Property Interests or any portion thereof or interests therein; (xi) no arrangements or commitments of any kind pursuant to which the Real Property Interests (or any portion thereof or interest therein) will become subject to any Liens; and (xii) no parties (other than Seller or TOPIII) in possession of the Owned Property, other than parties in possession pursuant to Permitted Liens.

(c)  The Owned Property does not serve any adjoining property for any purpose inconsistent with the current use of the Owned Property, and no portion of the Owned Property is located within any flood plain or subject to any similar type restriction for which any permit or license necessary to the current use thereof has not been obtained. The Owned Property (and any non-contiguous portion thereof) abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the Owned Property (and any non-contiguous portion thereof), and access to the Owned Property (and any non-contiguous portion thereof) is provided by public right-of-way. All facilities located on the Owned Property are supplied with utilities and other services necessary for the use, ownership, operation or maintenance of the Facility, including gas, electricity, water, telephone and septic systems, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such land. To Seller’s Knowledge, the Improvements are structurally sound and free of all material defects and the roofs, foundations, elevators, heating, air conditioning and ventilation systems, plumbing and electrical systems, boilers, furnaces and sprinkler systems are in good repair and working order. Except as set forth in Schedule 3.17

“Real Property Disclosures,” as the same may be amended no less than ten (10) days prior to the Closing Date, Seller is the owner of record title to 100% of the Owned Property. True and correct copies of any current surveys, abstracts or title opinions in the possession of Seller, TOPIII or their respective agents or representatives, and any policies of title insurance currently in force and in the possession of Seller, TOPIII or their respective agents or representatives with respect to the Owned Property have heretofore been made available to Purchaser.

(d)  To Seller’s or TOPIII’s Knowledge, there have been no material changes on the ground since the Initial Closing Date that would be shown on an update of the ALTA Survey delivered to Seller in connection with the 2002 Purchase and Sale Agreement that would reasonably be expected to have a Material Adverse Effect on the Owned Property or the Real Property Interests

(e)  In no event shall any of the foregoing representations in this Section 3.17 be deemed breached to the extent they are not true as a result of facts or circumstances existing prior to the Initial Closing Date, or because they would not have been true had they been given by the seller under the 2002 Purchase and Sale Agreement to Seller as the purchaser thereunder.

3.18  Insurance. Except as set forth in Schedule 3.18 “Insurance,” all policies of fire, liability, workers’ compensation and all other forms of insurance owned or held by or on behalf of Seller or TOPIII with respect to the Assets and Seller’s Employees are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers’ compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 3.18 “Insurance,” within the thirty-six (36) months preceding Effective Date, neither Seller nor TOPIII has been refused any insurance with respect to the Assets nor has coverage been limited by any insurance carrier to which either Seller or TOPIII has applied for any such insurance or with which any Seller has carried insurance during the last twelve (12) months. For purposes of this Section 3.18 “Insurance,” insurance quoted at commercially unreasonable premiums which either Seller or TOPIII chose not to purchase shall not be deemed a refusal by an insurance carrier.

3.19  Labor Matters.

(a)  Schedule 3.19(a) “Seller’s Employees,” sets forth a true, accurate and complete list of all employees of Seller employed at the Facility (including individuals on vacation, short-term disability or similar leave) as of the Effective Date (“Seller’s Employees”), which such Schedule shall be amended as of the Closing Date to include such employees so employed immediately prior to the Closing Date. Such Schedule shall also include a description of each Seller Employee’s current base salary, target bonus for the 2005 fiscal year (if any), position and date of hire.

(b)  None of Seller’s Employees are covered by any collective bargaining or union contracts. With respect to the business or operations of the Facility and the Assets, except to the extent set forth in Schedule 3.19(b) “Labor Matters” and except for such matters which would not reasonably be expected, individually or in the aggregate, to create a Material Adverse Effect, (i) Seller is in compliance with all applicable laws respecting labor and labor practices, employment and employment practices, terms and conditions of employment and wages and hours; (ii) Seller has no Knowledge of any threatened action against Seller and has not received notice of any unfair labor practice complaint against Seller pending before the National Labor Relations Board; (iii) no arbitration proceeding arising out of or under any collective bargaining agreements is pending against Seller; (iv) Seller has not experienced any work stoppage within the three-year period prior to the date hereof and, to Seller’s Knowledge, none is currently threatened; and (v) Seller has no Knowledge of any threatened action against Seller and has not received notice of any unfair employment practice complaint pending against Seller before any federal or state authority.

3.20  [Reserved].

3.21  Taxes. Seller and TOPIII have filed all Tax Returns that are required to be filed by it with respect to any Tax relating to the Assets, and Seller and TOPIII have paid all Taxes that have become due as indicated thereon, except where such Tax is being contested in good faith by appropriate proceedings, or where the failure to so file or pay would not reasonably be expected to create a Material Adverse Effect. Seller and TOPIII have complied in all material respects with all applicable laws, rules and regulations relating to withholding Taxes relating to Seller’s Employees. All Tax Returns relating to the Assets are true, correct and complete in all material respects. Except as set forth in Schedule 3.21 “Tax Matters,” no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of Seller and TOPIII in respect of the Assets, which have not been fully paid or finally settled, and any such deficiency shown in Schedule 3.21 “Tax Matters” is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 3.21 “Tax Matters,” there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Assets that will be binding upon Purchaser after the Closing Date. None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f) of the Code, and none of the Assets is “tax-exempt use” property within the meaning of Section 168(h) of the Code. Schedule 3.21 “Tax Matters” sets forth the taxing jurisdictions in which Seller and TOPIII own assets or conducts business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification or obtain Tax clearance certificates in connection therewith would either require Purchaser to withhold any portion of the Purchase Price or subject Purchaser to any liability for any Taxes of Seller or TOPIII.

3.22  Intellectual Property. Schedule 2.1(i) “Intellectual Property,” sets forth all Intellectual Property used in and, individually or in the aggregate with other Intellectual Property, that is material to the operation or business of the Facility and the Assets. Except as disclosed in Schedule 2.1(i) “Intellectual Property,” (a) Seller is not, nor has Seller received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default), under any contract to use such Intellectual Property, and to Seller’s Knowledge, such Intellectual Property is not being infringed by any other Person. Seller has not received notice that it is infringing any Intellectual Property of any other Person in connection with the operation or business of the Facility or the Assets, and, to Seller’s Knowledge, Seller is not infringing any Intellectual Property of any other Person the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.23  Capital Expenditures. Except as set forth in Schedule 3.23 “Capital Expenditures,” there are no Capital Expenditures associated with the Assets that are planned by Seller and/or TOPIII from the Effective Date through the Closing Date.

3.24  Facility Performance. As of the Effective Date and the Closing Date, to Seller’s Knowledge: (a) the Facility is capable of producing 305 megawatts of net electrical output at full load, and at full load, the Facility’s heat rate is 11,300 Btu/kWh. Seller has provided documentation satisfactory to Purchaser which evidences such net electrical output capacity and heat rate.

3.25  Disclosure. All documents, reports or other written information pertaining to Seller, TOPIII, the Assets or the Facility that have been furnished to Purchaser by or on behalf of Seller or TOPIII are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading. To Seller’s Knowledge and to TOPIII’s Knowledge, there is no fact, event or circumstance that has not been disclosed to Purchaser in writing, the existence of which would reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER’S PARENT

Purchaser and Purchaser’s Parent represent and warrant to Seller and TOPIII as follows, as of the Effective Date and as of the Closing Date:

4.1  Transaction Representations.

(a)  Organization and Existence. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser’s general partner, ALTURA POWER GP, LLC (“Purchaser’s GP”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser’s Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico. Each of Purchaser and Purchaser’s Parent is duly qualified to do business as a limited partnership or corporation, respectively, in each other jurisdiction where its business as now being conducted shall require it to be qualified, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Purchaser’s or Purchaser’s Parent’s ability, as the case may be, to consummate the transactions or perform its obligations contemplated by this Agreement and the Related Agreements. Each of Purchaser and Purchaser’s Parent has heretofore delivered to Seller and TOPIII true, complete and correct copies of its certificate of limited partnership and limited partnership agreement and Restated Articles of Incorporation, respectively, as currently in effect.

(b)  Execution, Delivery and Enforceability. Each of Purchaser and Purchaser’s Parent has full partnership or corporate power, respectively, to enter into, and to carry out its obligations under, this Agreement and the Related Agreements which are executed by Purchaser or Purchaser’s Parent, as the case may be. The execution and delivery of this Agreement and the Related Agreements which are executed by Purchaser, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership action required on the part of Purchaser (including all necessary action required on the part of Purchaser’s GP). The execution and delivery of this Agreement and the Related Agreements which are executed by Purchaser’s Parent, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action required on the part of Purchaser’s Parent. Assuming Seller’s, TOPIII’s and Seller’s Parent’s due authorization, execution and delivery of this Agreement and the Related Agreements which are executed by Seller, TOPIII or Seller’s Parent, as the case may be, this Agreement and the Related Agreements which are executed by Purchaser or Purchaser’s Parent, as the case may be, have been duly and validly executed and delivered by Purchaser’s GP on behalf of Purchaser or Purchaser’s Parent, as the case may be, and constitute the valid and legally binding obligations of Purchaser or Purchaser’s Parent, as the case may be, enforceable against Purchaser or Purchaser’s Parent, as the case may be, in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

(c)  No Violation. Subject to the Parties satisfying their respective obligations to obtain or process (as applicable) the authorizations, consents, licenses, permits, Orders, variances, approvals and applications described in Section 5.3 “Consents and Approvals,” neither the execution and delivery of this Agreement or any of the Related Agreements executed by Purchaser or Purchaser’s Parent, as the case may be, nor the compliance with any provision hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:

(1)  violate or conflict with, or result in a breach of any provisions of the organizational documents of Purchaser or Purchaser’s Parent, as the case may be;

(2)  violate any material law, Order, judgment, decree or regulation applicable to Purchaser or Purchaser’s Parent, as the case may be; or

(3)  be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which the Purchaser or Purchaser’s Parent, as the case may be, is a party or is subject.

(d)  No Consents. Subject to Purchaser obtaining the consents and approvals set forth on Schedule 5.3(c) “Purchaser’s Required Consents,” no consent or approval of, filing with, or notice to any Person is required to be obtained or made by Purchaser or Purchaser’s Parent in connection with Purchaser’s or Purchaser’s Parent’s execution, delivery and performance of any of this Agreement and the Related Agreements which are executed by Purchaser or Purchaser’s Parent, as the case may be, or the consummation of the transactions contemplated hereby or thereby, which, if not obtained or made, will prevent Purchaser or Purchaser’s Parent from performing its obligations hereunder or thereunder.

4.2  Litigation. Except as set forth on Schedule 4.2 “Purchaser’s Litigation,” there are no pending or, to Purchaser’s and Purchaser’s Parent’s Knowledge, threatened actions, investigations or requests for information by any Governmental Authority or Third Party, which would reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby, or (b) a claim for damages as a result of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Schedule 4.2 “Purchaser’s Litigation,” there is no pending or, to Purchaser’s and Purchaser’s Parent’s Knowledge, threatened litigation, claim, investigation or proceeding, private or governmental, which would reasonably be expected to result, or has resulted, in a material impairment of either of Purchaser’s or Purchaser’s Parent’s ability to consummate the transactions or perform its obligations contemplated by this Agreement and the Related Agreements.

4.3  Brokers. Except for any advisors to Purchaser and/or Purchaser’s Parent, whose fees will be payable by Purchaser pursuant to Section 5.6(e) “Purchaser’s Closing Costs,” all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Purchaser, Purchaser’s Parent and their counsel without the intervention of any other Person and in such a manner as not to give rise to any claim against Seller or TOPIII (by reason of Purchaser’s, Purchaser’s Parent’s or their counsel’s actions) for a brokerage commission, finder’s fee, or other like payment to any Person.

4.4  Sufficient Funds. Purchaser and/or Purchaser’s Parent has sufficient funds available to consummate the transactions contemplated hereby in accordance with the terms of this Agreement.

4.5  Bankruptcy. No bankruptcy, reorganization or arrangement proceedings are pending against, being contemplated by, or, to Purchaser’s and Purchaser’s Parent’s Knowledge, threatened against Purchaser or Purchaser’s Parent.

ARTICLE V

CERTAIN AGREEMENTS

5.1  Purchaser’s Acknowledgement and Agreement.

(a)  Purchaser understands the methods by which power will be provided to the station loads during individual unit outages. Unit start up and maintenance power will be provided through the start-up transformer and power will need to be purchased from a retail energy provider and scheduled through ERCOT through a Qualified Scheduling Entity for power used by either unit at the Facility during unit outages.

(b)  Purchaser will bear all of its own costs, expenses and charges incurred in connection with its Due Diligence Inspections and Reviews.

5.2  “AS IS” SALE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, AND EXCEPT FOR SELLER’S AND TOPIII’S REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, AND IN THE RELATED AGREEMENTS, THE ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE, AND PURCHASER IS RELYING SOLELY ON ITS OWN EXAMINATION OF THE ASSETS AND THE PROVISIONS OF THIS AGREEMENT AND THE RELATED AGREEMENTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE RELATED AGREEMENTS, PURCHASER DISCLAIMS RELIANCE ON ANY REPRESENTATIONS, WARRANTIES OR GUARANTEES, EITHER EXPRESSED OR IMPLIED, BY SELLER AND/OR TOPIII, INCLUDING BUT NOT LIMITED TO ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUESTED BY THE PURCHASER.

THE PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER AND TOPIII HAVE PERMITTED PURCHASER TO CONDUCT TO PURCHASER’S SATISFACTION SUCH INVESTIGATION AND EXAMINATION OF THE ASSETS, AND THAT THE PURCHASER IS RELYING ON ITS OWN DUE DILIGENCE INSPECTIONS AND REVIEWS OF THE ASSETS AS THE PURCHASER REQUESTED AND DETERMINED IN ITS SOLE DISCRETION TO BE NECESSARY AND SUFFICIENT, AND THAT THE PURCHASER IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER AND/OR TOPIII, OR ANY BROKER OR INVESTMENT BANKER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLER AND/OR TOPIII SET FORTH IN THIS AGREEMENT AND THE RELATED AGREEMENTS.

5.3  Consents and Approvals.

(a)  Seller and TOPIII, as the case may be, will use Commercially Reasonable Efforts to obtain all authorizations, consents, Orders, variances, approvals and applications listed on Schedule 5.3(a) “Seller’s and TOPIII’s Required Consents and Approvals” for the transfer and assignment of the Assets to Purchaser and all consents and approvals for the transfer and assignment of all Permits, Permit Applications and Assigned Contracts (“Seller’s Required Consents” and “TOPIII’s Required Consents”). Notwithstanding anything herein to the contrary, in connection with obtaining the assignment of the Fuel Agreement, Commercially Reasonable Efforts shall not require any action or inaction with respect to the pending litigation involving the Disputes or any settlement that may take place in connection therewith.

(b)  In connection with obtaining any Seller’s Required Consents or TOPIII’s Required Consents from Third Parties, each Party will use Commercially Reasonable Efforts to obtain a release of Seller or TOPIII and any of their Affiliates, as applicable, as the case may be, from any and all liabilities and obligations to Third Parties under the Asset being assigned or transferred arising in respect of any period occurring after the Closing. In the event a release of Sempra and any of its Affiliates, as applicable, is not obtained with respect to the Fuel Agreement and any related agreements and Seller waives its condition precedent in Section 7.12, then Purchaser’s Parent shall be required to indemnify, defend and hold harmless Sempra Energy and any of its Affiliates, as applicable, for any payment, loss, liability or expense incurred by Sempra Energy or any of its Affiliates, as applicable, under the Fuel Agreement or any related agreements for any claim made in respect of any period after the Closing Date. Purchaser will not reject any transfer (or, as applicable, reissuance) of any Permit, approval or application held by Seller or TOPIII with respect to the Facility with terms and conditions substantially similar to those in effect on the Effective Date. Promptly following any request by Purchaser, which request shall not be made more frequently than once per month, Seller or TOPIII shall provide a report as to status of their respective Required Consents. After the Closing, Purchaser, Seller and TOPIII shall notify promptly all relevant Governmental Authorities and all Third Parties, as necessary, of the change in ownership of the Assets resulting from the transactions contemplated herein, to the extent required by applicable law or the Assigned Contracts.

(c)  Purchaser will use Commercially Reasonable Efforts to obtain those approvals, consents or Permits listed on Schedule 5.3(c) “Purchaser’s Required Consents” required to be obtained by Purchaser from any Governmental Authority which are necessary for Purchaser to purchase the Assets from Seller and TOPIII and to consummate the transactions contemplated hereunder and under the Related Agreements (“Purchaser’s Required Consents”).

(d)  Hart-Scott-Rodino. The Parties will comply with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) to the extent applicable to the transactions contemplated hereunder. Promptly after the Effective Date, the Parties will make any required filings under the HSR Act. If any Governmental Authority having jurisdiction under the HSR Act requires the filing of any additional information with respect to the transactions contemplated hereunder, each Party will provide such information in a prompt and diligent manner. Purchaser shall pay all filing fees under the HSR Act and each Party will bear its own costs of the preparation of any filing.

(e)  Cooperation.

(1)  Each Party will use Commercially Reasonable Efforts to assist the other Party’s efforts in obtaining all Seller’s Required Consents, TOPIII’s Required Consents and Purchaser’s Required Consents and will reasonably cooperate with the other Parties in executing such applications and other documents as are reasonably required. In addition, without limiting the foregoing, with respect to Seller’s Required Consents relating to the assignment of the Power Agreements and the Fuel Agreement, Purchaser shall provide the credit support required and will use Commercially Reasonable Efforts to provide the credit support reasonably requested by J.Aron with respect to the J.Aron PPA, by [*] with respect to the [*] PPA and by Walnut Creek with respect to the Fuel Agreement; provided, however, that in each case, the reasonableness of requests for credit support shall be determined in light of those practices which are customary and reasonable in transactions of the kind and nature contemplated by the respective agreement. Each Party will bear its own costs for these applications and proceedings except as otherwise provided in Section 5.6 “Taxes, Prorations and Closing Costs.” Without limiting the generality of the foregoing, Seller and TOPIII will use Commercially Reasonable Efforts to provide Purchaser promptly after the Effective Date with current forms of applications, agreements, financial assurance documentation and other documentation that must be submitted to Governmental Authorities in order for Purchaser to obtain the material Permits, variances, approvals and applications listed in Schedule 2.1(d) “Permits,” and Seller and TOPIII will make Commercially Reasonable Efforts to respond to Purchaser’s questions relating to the process of completing such applications, agreements, financial assurance documentation and other documentation, and the process of obtaining the transfer or reissuance of such material Permits, variances, approvals and applications.

(2)  After the Effective Date but prior to the Closing Date, (i) Seller shall have the right to continue to control the prosecution and any settlement of (A) the litigation in connection with the dispute with Walnut Creek Mining Company (“Walnut Creek”) regarding the Fuel Agreement, provided, however, that prior to the commencement of the jury trial currently anticipated to begin on January 23, 2006, Seller and Purchaser shall endeavor to enter into such arrangements, including joint defense or other arrangements, as are mutually acceptable to Purchaser and Seller and reasonably required consistent with applicable rules of legal ethics, in order to permit Purchaser to participate in the conduct of such trial while maintaining all recognized privileges otherwise available, including the attorney-client privilege, the attorney work product privilege and any other relevant privilege, (B) any negotiation commenced in accordance with Section 6.02 of the Fuel Agreement and (C) any arbitration commenced in accordance with Section 6.03 of the Fuel Agreement (collectively, the “Disputes”), with the counsel of its choice at its sole cost and expense; provided that Seller shall consult in good faith with Purchaser throughout the course of such litigation, arbitration or settlement, and (ii) no settlement of the Disputes shall be made prior to the Closing Date without the prior written consent of Purchaser, which consent may not be unreasonably withheld; provided further that in the event that Seller enters into a settlement of the Disputes without the consent of Purchaser, Seller and Purchaser shall enter into good faith discussions to seek to agree on a possible reduction of the Purchase Price, the scope of which must be mutually agreed upon by the Parties. In the event the Parties are unable to agree on a reduction to the Purchase Price within ten (10) Business Days of such settlement, then Purchaser shall have, as its sole remedy, the right to terminate this Agreement pursuant to Section 9.14(a)(6). After the Closing Date, Purchaser shall (i) take control of the prosecution of the litigation, if any, the negotiations and the arbitration, if any, in respect of the Disputes at its sole cost and expense and shall keep Seller informed of all material developments relating thereto and (ii) have the right to enter into any settlement of the Disputes; provided that no settlement shall be made unless it provides a complete release of Seller and its Affiliates from any and all liabilities and obligations to Walnut Creek and its Affiliates arising out of such Disputes.

(f)  No Transfer if Consent or Approval Not Obtained.

(1)  Neither Seller nor TOPIII is obligated to assign or transfer their respective interest in a particular Asset or Assets (other than the Fuel Agreement and the Power Agreements, the transfers of which are governed by Section 6.15 and Section 7.12 below) (or any claim, right or benefit arising under or resulting from such Asset or Assets), although Seller or TOPIII may elect to do so, if an assignment or transfer or an attempt to make such an assignment or transfer of such Asset or Assets is (A) without the consent of a Third Party if such consent is required for the Asset to be transferred to Purchaser or (B) a violation of any law, decree, Order or regulation of any Governmental Authority.

(2)  Purchaser is not required to accept an interest in a particular Asset or Assets (other than the Fuel Agreement and the Power Agreements, the transfers of which are governed by Section 6.15 and Section 7.12 below) (or any claim, right or benefit arising under or resulting from such Asset or Assets), although Purchaser may elect to do so, if an assignment or transfer or an attempt to make such an assignment or transfer is (A) without the consent of a Third Party if such consent is required for the Asset or Assets to be transferred to Purchaser, (B) a violation of any law, decree, Order or regulation of any Governmental Authority or (C) subject to terms and conditions which are materially more onerous than those in effect on the Effective Date.

(3)  Nothing contained in this Section 5.3(f) “No Transfer if Consent or Approval Not Obtained” shall limit or modify the Parties’ respective obligations under the other provisions of this Section 5.3 “Consents and Approvals.”

5.4  Confidentiality.

(a)  Each Party (and its officers, employees, counsel, representatives and agents) agrees to be bound by the terms of the Confidentiality Agreement as if set forth in this Agreement.

(b)  Upon the other Party’s prior written approval, which will not be unreasonably withheld, either Party may provide Confidential Information to ERCOT, the ISO, PUC, FERC, SEC or other Governmental Authorities as necessary to comply with Section 5.3 “Consents and Approvals.” The disclosing Party will seek confidential treatment, if possible, for the Confidential Information provided to any Governmental Authority and the disclosing Party will notify the other Party as far in advance as is practicable of its intention to release to any Governmental Authority any Confidential Information.

(c)  Survival. The Parties’ respective obligations in this Section 5.4 “Confidentiality” and under the Confidentiality Agreement shall survive for a period of two (2) years after the Closing Date or termination of this Agreement, as applicable.

5.5  Cooperation. Upon reasonable advance written notice by Purchaser to Seller and TOPIII, Seller and TOPIII shall reasonably cooperate with Purchaser regarding the transition of ownership, operation and/or maintenance of the Facility and the Assets to Purchaser, including access to facilitate Purchaser’s integration of accounting, insurance, telecommunications and management information systems and other operations at the Facility with Purchaser’s programs and systems. Solely with respect to work done by Seller or TOPIII at Purchaser’s request to facilitate Purchaser’s integration of its systems and operations described in the preceding sentence and to further the separation of the Assets from any of the Excluded Assets, Purchaser shall reimburse Seller and TOPIII for their actual reasonable costs for the personnel performing such work. After the Closing, each Party will, upon the reasonable request of the other Party, execute and deliver any further instruments or documents of conveyance, assignment, assumption or transfer, and take such further actions using Commercially Reasonable Efforts as may reasonably be required to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby. For a period of three (3) years immediately following the Closing Date, Purchaser shall reasonably cooperate with Seller and TOPIII regarding the filing of all required documents with the PUC, FERC, or any other Governmental Authority to the extent directly related to the transactions contemplated hereby. If any Excluded Assets are inadvertently delivered to Purchaser, Purchaser will promptly return the same to Seller and/or TOPIII, as the case may be, to the extent Purchaser obtains Knowledge of such inadvertent delivery. On the Closing Date, Seller and TOPIII shall deliver to Purchaser the original drawings, sepias and bluelines related solely to the Assets and not located on the Site.

5.6  Taxes, Prorations and Closing Costs.

(a)  Taxes.

(1)  Purchaser shall pay 50% and Seller shall pay 50% of all transfer and documentary transfer Taxes, arising in connection with the transfer of the Assets, including any sales or use tax. Seller and Purchaser will each pay their own Income Taxes. State and local real and personal property Taxes relating to the Assets for the tax year ending December 31, 2006 (which taxes are due and payable on or before January 31, 2007) will be prorated between Purchaser and Seller on the following basis: Seller shall be responsible for all such Taxes for the period up to the Closing Date and Purchaser shall be responsible for all such Taxes for the period on and after the Closing Date. All Taxes assessed on an annual basis will be prorated on the assumption that an equal amount of Taxes applies to each day of the year, regardless of how any installment payments are billed or made, except that Purchaser will bear all supplemental or other state and local real and personal property Taxes which arise out of a change in ownership of the Assets.

(2)  If the amount of real and personal property Taxes due for the 2006 tax year (commencing January 1, 2006) has not been assessed by the taxing authorities as of the Closing Date, then the amount of real and personal property Taxes as prorated between Seller and Purchaser for the 2006 tax year will be estimated on the basis of the 2005 tax year’s real and personal property taxes and such amount will be subject to a true-up adjustment after the Closing Date based upon the actual amount of Taxes assessed.

(3)  Seller will be entitled to any refunds or credits of Taxes relating to the Assets for the period after the Initial Closing Date and prior to the Closing Date and the Purchaser shall be entitled to such refunds or credits of Taxes relating to the Assets for the period prior to the Initial Closing Date or on and after the Closing Date. Each Party will promptly notify and forward to the other Party the amounts of any such refunds or credits within thirty (30) days after receipt thereof.

(4)  After the Closing Date, Purchaser will notify Seller and TOPIII in writing, within fifteen (15) days after its receipt of any correspondence, notice or other communication from a taxing authority or any representative thereof, of any pending or threatened tax audit, or any pending or threatened judicial or administrative proceeding that involves Taxes relating to the Assets for the period after the Initial Closing Date and prior to the Closing Date, and furnish Seller and TOPIII with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to any such Taxes relating to the Assets for the period after the Initial Closing Date and prior to the Closing Date. After the Closing Date, Seller and TOPIII will notify Purchaser in writing, within fifteen (15) days after its receipt of any correspondence, notice or other communication from a taxing authority or any representative thereof, of any pending or threatened tax audit, or any pending or threatened judicial or administrative proceeding that involves Taxes relating to the Assets for the period prior to the Initial Closing Date or after the Closing Date, and furnish Purchaser with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to any such Taxes relating to the Assets for the period prior to the Initial Closing Date or after the Closing Date.

(5)  Notwithstanding any provision of this Agreement to the contrary, with respect to any claim for refund, audit, examination, notice of deficiency or assessment or any judicial or administrative proceeding that involves Taxes relating to the Assets (collectively, “Tax Claim”), each Party will reasonably cooperate with the other Party in prosecuting and/or contesting any Tax Claim, including making available original books, records, documents and information for inspection, copying and, if necessary, introduction as evidence at any such Tax Claim contest or proceeding and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder with respect to such Tax Claim or to testify at proceedings relating to such Tax Claim. Seller and TOPIII will control all proceedings taken in connection with any Tax Claim that pertains entirely to the period after the Initial Closing Date and prior to the Closing Date, Purchaser will control all proceedings taken in connection with any Tax Claim that pertains entirely to the period prior to the Initial Closing Date or on or after the Closing Date, and Seller, TOPIII and Purchaser will jointly control all proceedings taken in connection with any Tax Claim pertaining to the period after the Initial Closing Date and both prior to and after the Closing Date; provided, however, Purchaser may request that Seller or TOPIII take any action reasonably necessary to remove any liens or other encumbrances on the Assets relating to any Tax Claim that pertains entirely to the period after the Initial Closing Date and prior to the Closing Date. Purchaser has no right to settle or otherwise compromise any Tax Claim which pertains entirely to the period after the Initial Closing Date and prior to the Closing Date; neither Seller nor TOPIII have a right to settle or otherwise compromise any Tax Claim which pertains entirely to the period prior to the Initial Closing Date or on or after the Closing Date and neither Party has the right to settle or otherwise compromise any Tax Claim which pertains to the period after the Initial Closing Date and both prior to and on or after the Closing Date without the other Party’s prior written consent, which consent shall not be unreasonably withheld.

(b)  Income and Expenses. Except as set forth in this Section 5.6 “Taxes, Prorations and Closing Costs,” all items of income and expense, including rents and other charges under the Assigned Contracts, in each case, for the period prior to the Closing, will be for the account of Seller or TOPIII, and all items of income and expense, including rents and other charges under the Assigned Contracts, for the period on and after the Closing will be for the account of Purchaser, all as determined by the accrual method of accounting. If either Party actually receives any rents or other charges under the Assigned Contracts that are, in whole or in part, designated as payments for the period credited to the other Party under this Section 5.6(b) “Income and Expenses,” the recipient will, within a reasonable period of time, remit such amounts to the other Party.

(c)  Proration Method. For purposes of calculating prorations, including the prorations described in the other subsections of this Section 5.6 “Taxes, Prorations and Closing Costs,” Purchaser will be deemed to own the Assets, and, therefore, entitled to the income therefrom and responsible for the expenses thereof as of 10:00:01 a.m. EST on the Closing Date. All prorations will be made on the basis of the actual number of days of the month which will have elapsed as of the Closing Date and based upon a three hundred sixty-five day year. The amount of the prorations will be subject to adjustment in cash after the Closing, as and when complete and accurate information becomes available, and the Parties agree to cooperate and use their good faith efforts to make such adjustments.

(d)  Governmental Fees. Any fees imposed by any Governmental Authority related to or arising from operations of the Assets (including fees relating to air emissions pursuant to any Permit) will be prorated between Purchaser and Seller and TOPIII on the following basis: Seller and TOPIII are responsible for the portion of such fees relating to the period up to the Closing Date; and Purchaser is responsible for the portion of such fees relating to the period on and after the Closing Date. All fees will be prorated on the assumption that an equal amount of fees applies to each day of the license period, regardless of how or when any installment payments are billed or made. Notwithstanding the foregoing, Purchaser will bear all fees which arise out of a change in ownership of the Assets, including the transfer of the governmental permits, licenses, Orders, variances, approvals and applications described in Schedule 2.1(d) “Permits,” and all fees and expenses (including expenses related to or arising from the preparation of a renewal application, such as environmental consultants’ fees) associated with a renewal of a license or permit where the expiration date occurs after the Closing Date.

(e)  Purchaser’s Closing Costs. Purchaser will pay all costs and fees of (i) Purchaser’s Due Diligence Inspections and Reviews, (ii) all costs of obtaining Purchaser’s Required Consents, (iii) any Person that is entitled to a brokerage commission, finder’s fee or other like payment by reason of Purchaser’s or Purchaser’s Parent’s actions, (iv) document recordation in connection with the Closing, and (v) Purchaser and Purchaser’s Parent to negotiate and execute this Agreement and the Related Agreements.

(f)  Seller’s and TOPIII’s Closing Costs. Seller will pay: (i) all fees payable to Investment Banker in connection with this transaction or any other Person that is entitled to a brokerage commission, finder’s fee or other like payment by reason of Seller’s or TOPIII’s actions, (ii) all costs of obtaining the approvals described in Section 5.3(a), (iii) all costs incurred in obtaining Seller’s Required Consents and TOPIII’s Required Consents, (iv) the cost of the Title Policies and any endorsements to the Title Policies reasonably requested by Purchaser, (v) the cost of obtaining any new surveys or updates to existing surveys, and (vi) the cost of all UCC, lien, litigation, judgment or similar searches relating to the Assets, except to the extent Seller has already paid for said searches in connection with the issuance of the Title Policies, and (vii) all fees of Seller or TOPIII to negotiate and execute this Agreement and the Related Agreements.

5.7  No Recourse. To the extent the transfer, conveyance, assignment and delivery of Assets to Purchaser as provided in this Agreement is accomplished by deeds, assignments, sublicenses, subleases, subcontracts or other instruments of transfer and conveyance, whether executed at the Closing or thereafter, these instruments are made without representation or warranty by, or recourse against, the transferring or conveying Party except as expressly provided in this Agreement, any Related Agreement or any deed, assignment or other instrument of transfer and conveyance.

5.8  Risk of Loss.

(a)  From the Effective Date through 10:00 a.m. EST on the Closing Date, all risk of loss (including, without limitation, risk of an eminent domain taking or condemnation), or Casualty to the Facility or any of the Assets shall be borne by Seller and/or TOPIII.

(b)  If, after the Effective Date but prior to 10:00 a.m. EST on the Closing Date, all or any portion of the Assets (i) is taken by eminent domain or condemnation or is the subject of a pending or threatened taking or condemnation of which Seller or TOPIII becomes aware and which has not been consummated, or (ii) has suffered a Casualty, Seller shall notify Purchaser promptly in writing of such fact:

(1)  In the case of a Casualty, Purchaser and Seller shall negotiate in good faith for either a fair and equitable adjustment to the Purchase Price or for Seller’s restoration (at Seller’s sole expense) of the Assets to the same quality and condition such Assets were in prior to the Casualty; if Purchaser and Seller agree to restoration of the Assets in the event of a Casualty, Purchaser shall have the right to observe, inspect and approve the repairs necessitated by such Casualty. If no negotiated settlement is reached within thirty (30) days after Seller has notified Purchaser of such Casualty, Purchaser or Seller may terminate this Agreement pursuant to Section 9.14.

(2)  In the case of an eminent domain taking or condemnation involving the Assets, Purchaser or Seller may terminate this Agreement pursuant to Section 9.14(a)(5) or Section 9.14(a)(9).

5.9  Conduct of Business Relating to the Assets. From the Effective Date through the Closing Date, except as described in Schedule 5.9 “Conduct of Business Not in the Ordinary Course,” or as expressly contemplated by this Agreement or to the extent Purchaser otherwise consents in writing, Seller and TOPIII (a) will operate and maintain the Facility and the Assets (including, without limitation, maintaining adequate levels of spare parts) in the ordinary course of business consistent with the past practices of Seller in the eighteen months immediately preceding the Effective Date to the extent such past practices are no less stringent than those practices required by Prudent Utility Practices and otherwise in accordance with Prudent Utility Practices, (b) shall use all Commercially Reasonable Efforts to preserve intact the Assets, and endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with it, (c) shall maintain the insurance coverage described in Section 3.18, and (d) shall comply with all applicable laws relating to the Assets, including without limitation, all Environmental Laws then in effect, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 5.9 “Conduct of Business Not in the Ordinary Course,” or as required under applicable law or by any Governmental Authority, prior to the Closing Date, without the prior written consent of Purchaser, Seller and TOPIII shall not with respect to the Assets:

(i)  Make any material change in the levels of Inventories customarily maintained by Seller with respect to the Assets, other than changes which are consistent with Prudent Utility Practices;

(ii)  Sell, lease (as lessor), sublease (as sublessor), enter into any license (as licensor) or use or occupancy agreement (as grantor), encumber with any Liens (other than with Permitted Liens), pledge, transfer or otherwise dispose of, any Assets individually or in the aggregate (except for Assets used, consumed or replaced in the ordinary course of business consistent with past practices of Seller during the eighteen (18) months immediately preceding the Effective Date, to the extent such past practices are no less stringent than those practices required by Prudent Utility Practices and otherwise in accordance with Prudent Utility Practices);

(iii)  Modify, amend or voluntarily terminate prior to the expiration date any of the Assigned Contracts or any of the Permits in any material respect, other than (a) in the ordinary course of business, to the extent consistent with the past practices of Seller in the eighteen (18) months immediately preceding the Effective Date, to the extent such past practices are no less stringent than those practices required by Prudent Utility Practices and otherwise in accordance with Prudent Utility Practices, (b) with cause, to the extent consistent with past practices of Seller to the extent such past practices are no less stringent than those practices required by Prudent Utility Practices and otherwise in accordance with Prudent Utility Practices, or (c) as may be required in connection with transferring Seller’s or TOPIII’s, as the case may be, rights or obligations thereunder to Purchaser pursuant to this Agreement and the Related Agreements;

(iv)  Except for commitments under the Fuel Agreement or as otherwise permitted by the Fuel Agreement, enter into any commitment for the purchase, sale, or transportation of coal, lignite or other alternative fuel;

(v)  Sell, lease or otherwise dispose of Emission Allowances or Emission Reduction Credits, except to the extent necessary to operate the Assets in accordance with this Section;

(vi)  Except as otherwise provided herein, enter into any contract, agreement, commitment or arrangement relating to the Assets that individually exceeds Fifty Thousand Dollars ($50,000) or in the aggregate exceeds One Hundred Thousand Dollars ($100,000) unless it is terminable by Seller or TOPIII, as applicable, (or, after the Closing, by Purchaser) without penalty or premium upon no more than thirty (30) days’ notice;

(vii)  (a) hire at, or transfer to the Facility, any new employees prior to the Closing, other than to fill vacancies in existing positions in the reasonable discretion of Seller, (b) voluntarily transfer any of Seller’s Employees from the Facility or terminate any of Seller’s Employees other than “for cause” (which “cause” shall be in Seller’s reasonable discretion); (c) materially increase salaries or wages of Seller’s Employees prior to the Closing, (d) take any action prior to the Closing to effect a material change in any employment agreements with Seller’s Employees, or (e) take any action prior to the Closing to materially increase the aggregate benefits payable to the Seller’s Employees;

(viii)  Make any Capital Expenditures which exceed Fifty Thousand Dollars ($50,000) in any instance or One Hundred Thousand Dollars ($100,000) in the aggregate;

(ix)  Use any spare parts listed on Schedule 2.1(g) “Inventories” except in the ordinary course for the operation and/or maintenance of the Facility in accordance with Prudent Utility Practice or move such spare parts to any off-Site location; or

(x)  Except as otherwise provided herein, enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the proscribed transactions set forth in the foregoing paragraphs (i) through (ix).

5.10  Access to Information. Between the Effective Date and the Closing Date, Seller and TOPIII will, at reasonable times and upon reasonable notice: (i) give Purchaser and its representatives reasonable access to their respective managerial personnel and to all Books and Records, plans, equipment, offices and other facilities and properties constituting the Assets; (ii) furnish Purchaser with such financial and operating data and other information with respect to the Assets as Purchaser may from time to time reasonably request, and permit Purchaser to make such reasonable inspections thereof as Purchaser may request; (iii) furnish Purchaser at its request a copy of each material report, schedule or other document filed by Seller, TOPIII or their respective Affiliates with respect to the Assets with the SEC, FERC, PUC or any other Governmental Authority; and (iv) furnish Purchaser with all such other information as shall be reasonably necessary to enable Purchaser to verify the accuracy of the representations and warranties of Seller or TOPIII contained in this Agreement and the Related Agreements; provided, however, that (A) any such inspection and investigations shall be conducted in such a manner as not to interfere unreasonably with the operation of the Facility or the Assets, (B) Seller and TOPIII shall not be required to take any action which would constitute a waiver of the attorney-client privilege; and (C) Seller and TOPIII need not supply Purchaser with any information which Seller is under a legal or contractual obligation not to supply.

5.11  Public Statements. Subject to the requirements imposed by any applicable law or any Governmental Authority or stock exchange, prior to the Closing Date, no press release or other public announcement or public statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued or made by any Party without three (3) Business Days’ advance notice to the other Parties. Where practicable, the Parties agree to cooperate in preparing such announcements.

5.12  Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses. Purchaser shall be responsible for the costs and expenses of its independent consultant(s) performing any load following tests and analyses (whether conducted prior to or after the Effective Date) regarding the Facility (the “Load Testing”) and Seller and/or TOPIII shall be responsible for costs and expenses (including fuel costs) in connection with operation of the Facility during such Load Testing.

5.13  [Reserved].

5.14  Spare Parts. In the event that on the Closing Date, the spare parts listed on Schedule 2.1(g) “Inventories” have not been used in the operation and/or maintenance of the Facility prior to the Closing Date but are not accounted for, Seller shall at its sole cost and expense, replace such spare parts promptly after the Closing Date with spare parts of the same value, quality and warranty as determined by Purchaser in its reasonable discretion. Seller’s payment for such replacement spare parts shall be offset, as applicable, against any amount payable by Seller to Purchaser under Section 2.7(b).

5.15  Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the purchase and sale of the Assets pursuant to this Agreement and the assumption of the Assumed Liabilities, including without limitation using its Commercially Reasonable Efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder, including obtaining all necessary consents, approvals, and authorizations of third parties and Governmental Authorities required to be obtained in order to consummate the transactions hereunder, and to effectuate a transfer of the transferable Permits to Purchaser.

5.16  Post-Closing - Information and Records.

(a)  Each Party agrees that, from and after the Closing Date, it will, promptly following the written request of the other Party, provide such information (other than privileged and/or attorney work product documents or information) and administrative support as will be reasonably requested by the other Party to enable the requesting Party to comply with its obligations with respect to any Excluded Liability and obligations with respect to any Governmental Authority, including without limitation, FERC, PUC and New Mexico Public Regulation Commission or its obligations with respect to the issuance of Forms W-2 and 1099, and other tax reports, reports and notices relating to pension, profit sharing, health and other plans, income tax returns, preparation of financial statements and completion of the requesting Party’s audit for the two fiscal years ended December 31 following the Closing Date, and other similar matters.

(b)  (1)  For a period of seven (7) years after the Closing Date (or, if requested in writing by Seller or TOPIII within seven (7) years after the Closing Date, until the closing of the examination of Seller’s, TOPIII’s, Seller’s Parent’s and its subsidiaries’ federal income tax returns for all periods prior to and including the Closing, if later), Purchaser will not dispose of any books, records, documents or information relating to any of the Assets delivered to it by Seller or TOPIII without first giving notice to Seller and TOPIII thereof and permitting Seller and TOPIII to retain or copy such books and records as Seller or TOPIII may select (other than privileged and/or attorney work product documents and information). During such period, Purchaser will permit Seller and TOPIII to examine and make copies, at Seller’s and TOPIII’s expense, of such books, records, documents and information for any reasonable purpose, including anything reasonably required in connection with any Excluded Liability, litigation now pending or hereafter commenced against Seller or TOPIII by any third party or Governmental Authority or the preparation of income or other Tax Returns.

(2)  Purchaser will permit Seller and TOPIII to examine and make copies, at Seller’s and TOPIII’s expense, of such books, records, documents and information relating to any of the Assets delivered to it by Seller or TOPIII for any reasonable purpose, including anything reasonably required in connection with any Excluded Liability, any litigation now pending or hereafter commenced against Seller or TOPIII by any third party or Governmental Authority. Seller and TOPIII will provide reasonable notice to Purchaser of their need to access such books, records, documents or other information and will submit a request in writing that (A) describes the books or records requested, (B) states the purpose for which the book or record is necessary, (C) certifies that Seller and TOPIII will only use the book or record for the purpose stated (and will restrict access to such book and record to such persons within its organization or attorneys on a need-to-know basis) and that such use is reasonably related to the stated purpose and (D) commits Seller and TOPIII to return such book or record (and/or destroy all copies of such book or record) when the use is completed or purpose has been achieved, unless Seller or TOPIII is required by law, statute, regulation or Order, to retain such documents for a statutory period of time before destruction is permitted. Seller and TOPIII agree such books, records, documents or other information shall be deemed to constitute Confidential Information.

(3)  If privileged and/or attorney work product documents or information, including communications between Seller and its counsel or TOPIII and its counsel, are inadvertently disclosed to Purchaser in the books, records, documents or other information located at the Site or otherwise delivered to Purchaser, or if any other document or information constituting Excluded Assets remains on the Site after the Closing, Purchaser agrees (A) such disclosure is inadvertent, (B) not to assert that such disclosure constitutes a waiver, in whole or in part, of any privilege or work product, (C) such information will constitute Confidential Information, and (D) it will promptly return to Seller or TOPIII, as the case may be, all copies of such information in the possession of Purchaser to the extent Purchaser obtains Knowledge of such inadvertent disclosure.

(4)  If privileged and/or attorney work product documents or information, including communications between Purchaser and its counsel, are inadvertently disclosed to Seller or TOPIII in the books, records, documents or other information delivered to Seller or TOPIII, Seller and TOPIII agree (A) such disclosure is inadvertent, (B) not to assert that such disclosure constitutes a waiver, in whole or in part, of any privilege or work product, (C) such information will constitute Confidential Information, and (D) it will promptly return to Purchaser all copies of such information in the possession of Seller or TOPIII to the extent Seller or TOPIII, as the case may be, obtain Knowledge of such inadvertent disclosure.

(c)  Each Party will make available to the other Party, on a reasonable basis and as requested from time to time by the other Party after Closing, those employees of such Party with Knowledge of or relevant to the matters described in this Section 5.16 “Post-Closing - Information and Records” for the purpose of consultation in connection with such matters.

5.17  Employees.

(a)  Seller shall terminate, effective as of the Closing Date, the employment of all employees listed on Schedule 3.19(a) “Seller’s Employees,” and shall pay to Seller’s Employees all wages, salaries, commissions (if any) and bonuses which are due to them, including, without limitation, all unused Paid Time Off as defined under Seller’s policies accrued up to the Closing Date. Purchaser agrees to make an offer of employment to each of Seller’s Employees on or before the Closing Date; provided, however, that any offer of employment to, and any employment by Purchaser or any of its Affiliates of, a Seller’s Employee are subject to all of Purchaser’s and its Affiliates’, as applicable, standard employment requirements. Each offer of employment to a Seller’s Employee shall include base pay no less than the base pay payable to such Seller’s Employee as set forth on Schedule 3.19(a), and such employment shall have a principal place of work that is at the Facility. Each of Seller’s Employees who accepts such offer of employment, commences employment with Purchaser and satisfactorily completes all of Purchaser’s standard employment requirements shall be hereinafter referred to as a “Transferred Employee.” Unless otherwise agreed between Purchaser and a Transferred Employee, offers of employment shall be on an at-will basis.

(b)  Purchaser shall (i) provide each Transferred Employee, for the one-year period ending on the first anniversary of the Closing Date, a rate of base pay that is no less than the rate of base pay set forth on Schedule 3.19(a) with respect to such Transferred Employee and (ii) provide such Transferred Employees (as a group) during their employment with Purchaser with employee benefit plans, programs and policies (other than equity-based plans, programs or policies) that are substantially similar in the aggregate to those employee benefit plans, programs and policies that are maintained by Purchaser or its Affiliates from time to time for the benefit of similarly situated employees of Purchaser or its Affiliates (any such employee benefit plans, programs or policies of Purchaser or its Affiliates in which Transferred Employees become eligible to participate after the Closing Date shall be referred to hereinafter as, the “Purchaser Plans”). Notwithstanding the foregoing, Purchaser shall not be required to provide the Transferred Employees with any benefits under any defined benefit pension plan or retiree medical plan of Purchaser that is frozen as of the Closing Date, unless otherwise required by law or the terms of any such plan. If there are no similarly situated employees of Purchaser or its Affiliates, Purchaser shall provide such Transferred Employees (as a group) with employee benefit plans, programs and policies that are substantially similar in the aggregate to those of Seller, in which case Seller hereby agrees to provide Purchaser, upon written request, with any information reasonably required by Purchaser in order for it to fulfill such obligation. Neither Purchaser nor Purchaser Plans shall receive assets from, nor be required to assume any liabilities of, the Benefit Plans.

(c)  With respect to Purchaser Plans, except to the extent otherwise required by applicable law, Purchaser shall use commercially reasonable efforts to (i) with respect to each such Purchaser Plan that is a medical or health plan, waive, or cause the waiver of, any exclusions for pre-existing conditions and waiting periods for each Transferred Employee and his/her dependents to the extent that such pre-existing condition exclusions and waiting periods were previously satisfied by such Transferred Employee or his/her dependents under the analogous Benefit Plan in which such Transferred Employee participated immediately prior to the Closing Date, (ii) with respect to each such Purchaser Plan that is a medical or health plan, provide each Transferred Employee with credit for any deductibles and out-of-pocket expenses paid or incurred by such Transferred Employee prior to his or her transfer to the Purchaser Plan (to the same extent such credit was given under the analogous Benefit Plan in which such Transferred Employee participated immediately prior to the Closing Date) in satisfying any applicable deductible or out-of-pocket requirements under such Purchaser Plan for the plan year that includes such transfer and (iii) recognize service of the Transferred Employees credited by Seller and/or Sempra for purposes of eligibility to participate and vesting in any Purchaser Plan in which the Transferred Employees’ are eligible to participate after the Closing Date; provided, however that in no event shall the Transferred Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

(d)  Purchaser shall provide severance benefits in an amount no less than that described in Schedule 5.17(d) “Minimum Severance Benefit” to any Transferred Employee who, during the period beginning on the Closing Date and ending on the date which is twelve (12) months after the Closing Date: (i) is terminated without cause; or (ii) elects to terminate his employment with Purchaser within seven (7) days after Purchaser notifies such Transferred Employee of Purchaser’s intent to (1) reduce such Transferred Employee’s rate of base pay or (2) assign such Transferred Employee to a principal place of work that is different than the Facility.

(e)  No Seller’s Employee who declines employment with Purchaser shall receive a greater severance benefit, if any, from Seller than said employee would have received had the offer of employment been accepted.

(f)  In accordance with the elections made pursuant to Section 401(a)(31) of the Code by Transferred Employees and to the extent permissible under applicable law, Seller shall facilitate the transfer of assets held in the respective accounts of such Transferred Employees from the Twin Oaks Savings Plan to a plan or plans designated by Purchaser. Purchaser agrees to accept intact rollovers of the cash and loans associated with such Transferred Employees’ accounts.

(g)  After the Effective Date and prior to the Closing Date, Purchaser shall have the right to meet with Seller’s Employees from time to time to discuss post-Closing employment matters; provided, however, Purchaser shall notify Seller at least two (2) Business Days prior to the date on which the meeting is proposed to be held, and Seller shall have the right to have one or more Seller’s Representatives (as defined below) attend such meetings. If any written materials are to be provided or used during a meeting, Purchaser shall provide copies of such written materials to Seller at least two (2) Business Days prior to the meeting. For purposes of this paragraph, “Seller’s Representatives” shall mean one or more representatives of Seller but shall not include any of the Seller’s Employees. After the Effective Date and prior to the Closing Date, Seller covenants that it shall (i) use Commercially Reasonable Efforts to retain Seller’s Employees, (ii) allow Purchaser reasonable access to Seller’s Employees to discuss post-Closing employment with Purchaser and other employment-related matters, provided that notice is given pursuant to this paragraph, and meetings are conducted in a group and not on a one-to-one basis and (iii) not make or attempt to make, directly or indirectly, alternative employment offers to Seller’s Employees or otherwise solicit or attempt to solicit Seller’s Employees for employment after the Closing Date other than with Purchaser.

5.18  Review of Accounts Payable. If Purchaser is responsible for paying an account payable relating to the Assets which becomes due and payable after the Closing but relates to a pre-Closing Date period, Seller or TOPIII, as the case may be, shall provide copies of such accounts payable to Purchaser.

5.19  Advice of Changes. Prior to the Closing, each Party will advise the other in writing with respect to any matter arising after the Effective Date of which the applicable Party obtains Knowledge and which, if existing or occurring at the Effective Date, would have been required to be set forth in any of the Schedules.

5.20  Purchaser’s Parent Undertakings with Respect to Assignments. In connection with the J.Aron PPA and the PPA Assignment related thereto, Purchaser’s Parent shall provide a guaranty of the liabilities and obligations of Purchaser under the J.Aron PPA in form substantially similar to the Sempra Energy guaranty attached hereto as Exhibit L, and such other credit support requested by J.Aron in connection with the assignment of the J.Aron PPA to Purchaser. In connection with the [*] PPA and the PPA Assignment related thereto, Purchaser’s Parent shall provide the credit support required by the [*] PPA and any related agreements and such other credit support requested by [*] in accordance with such agreements in connection with the assignment of the [*] PPA to Purchaser. In connection with the Fuel Agreement and the Fuel Agreement Assignment, Purchaser’s Parent shall provide a guaranty of the liabilities and obligations of Purchaser under the Fuel Agreement, if required, in form substantially similar to the Sempra Energy guaranty attached hereto as Exhibit M.

5.21  Purchaser’s Parent Guaranty.

(a)  Purchaser’s Parent hereby irrevocably, absolutely and unconditionally guarantees to Seller, TOPIII and their respective successors, endorsees, transferees and assigns the full, complete, prompt and faithful payment and performance by Purchaser (and any permitted designee of Purchaser pursuant to Section 2.1) when due of all of the liabilities and obligations of Purchaser (and any permitted designee of Purchaser pursuant to Section 2.1) under any or all of this Agreement and the Related Agreements to which Purchaser (and any permitted designee of Purchaser pursuant to Section 2.1) is or becomes a party, including without limitation, Purchaser’s (and any permitted designee of Purchaser pursuant to Section 2.1) indemnification obligations under Article 8 (collectively, the “Purchaser’s Guaranteed Obligations”). Purchaser’s Parent hereby irrevocably and unconditionally covenants and agrees that it is liable for the Purchaser’s Guaranteed Obligations as primary obligor, and that this is a guaranty of performance and payment when due and not of collectibility. Purchaser’s Parent agrees that a separate action or actions may be brought and prosecuted against Purchaser’s Parent for any of the Purchaser’s Guaranteed Obligations not otherwise performed by Purchaser (or any permitted designee of Purchaser pursuant to Section 2.1), whether action is brought against Purchaser (and any permitted designee of Purchaser pursuant to Section 2.1) or whether Purchaser (and any permitted designee of Purchaser pursuant to Section 2.1) is joined in any such action or actions. Purchaser’s Parent hereby waives any right to require Seller or TOPIII to first proceed against Purchaser (and any permitted designee of Purchaser pursuant to Section 2.1), except that prior to making any demand or claim against Purchaser’s Parent under this Section 5.21, Seller and/or TOPIII shall have made written demand upon Purchaser (and any permitted designee of Purchaser pursuant to Section 2.1) to satisfy the Purchaser’s Guaranteed Obligations in question and Purchaser (and any permitted designee of Purchaser pursuant to Section 2.1) shall have failed to satisfy such demand within five (5) Business Days.

(b)  After the Closing Date, the obligations of Purchaser’s Parent in Section 5.21(a) shall not exceed a cumulative total of Twenty-Five Million Dollars ($25,000,000) to the extent such obligations relate exclusively to Purchaser’s (and any permitted designee of Purchaser pursuant to Section 2.1) obligations under Section 8.1(a)(2).

(c)  The obligations of Purchaser’s Parent in Section 5.21(a) shall expire on the date which is two (2) years after the Closing Date, except that the obligations of Purchaser’s Parent in respect of any unsatisfied obligations of Purchaser (and any permitted designee of Purchaser pursuant to Section 2.1) arising under Section 2.11 shall survive until the earlier of (i) Purchaser’s (or any permitted designee of Purchaser pursuant to Section 2.1) payment of the fees provided in Section 2.11, or (ii) the date which is two (2) years after the issuance of the permit described in Section 2.11; provided that, in the event that after the expiration of the obligations of Purchaser’s Parent under Section 5.21(a), Purchaser (and any permitted designee of Purchaser pursuant to Section 2.1) transfers or otherwise disposes of all or substantially all of its right, title and/or interest in the Assets to a third party and such third party purchaser does not assume all of the obligations of Purchaser hereunder in a manner reasonably acceptable to Seller, the obligations of Purchaser’s Parent under Section 5.21(a) shall automatically be reinstated and effective against Purchaser’s Parent and Purchaser’s Parent shall be liable to Seller and/or TOPIII for such obligations of Purchaser’s Parent under Section 5.21(a). Notwithstanding any provision of this Section 5.21(c), expiration of the obligations of Purchaser’s Parent shall not bar any claim or demand upon Purchaser’s Parent in respect of any Purchaser’s Guaranteed Obligation so long as such claim or demand is initiated within one (1) year of such expiration.

5.22  Seller’s Parent Guaranty.

(a)  Seller’s Parent hereby irrevocably, absolutely and unconditionally guarantees to Purchaser and its respective successors, endorsees, transferees and assigns the full, complete, prompt and faithful payment and performance by Seller and TOPIII when due of all of the liabilities and obligations of Seller and TOPIII under any or all of this Agreement and the Related Agreements to which Seller and/or TOPIII is or becomes a party, including without limitation, Seller’s and TOPIII’s indemnification obligations under Article 8 (collectively, the “Seller’s Guaranteed Obligations”). Seller’s Parent hereby irrevocably and unconditionally covenants and agrees that it is liable for the Seller’s Guaranteed Obligations as primary obligor, and that this is a guaranty of performance and payment when due and not of collectibility. Seller’s Parent agrees that a separate action or actions may be brought and prosecuted against Seller’s Parent for any of the Seller’s Guaranteed Obligations not otherwise performed by Seller and/or TOPIII, whether action is brought against Seller and/or TOPIII or whether Seller and/or TOPIII is joined in any such action or actions. Seller’s Parent hereby waives any right to require

Purchaser to first proceed against Seller and/or TOPIII, except that prior to making any demand or claim against Seller’s Parent under this Section 5.22, Purchaser shall have made written demand upon Seller and/or TOPIII to satisfy the Seller’s Guaranteed Obligations in question and Seller and/or TOPIII shall have failed to satisfy such demand within five (5) Business Days.

(b)  After the Closing Date, the obligations of Seller’s Parent in Section 5.22(a) shall not exceed a cumulative total of Twenty-Five Million Dollars ($25,000,000) to the extent such obligations relate exclusively to Seller’s and TOPIII’s obligations under Section 8.1(b)(2).

(c)  The obligations of Seller’s Parent in Section 5.22(a) shall expire on the date which is two (2) years after the Closing Date; provided that such obligations of Seller’s Parent in Section 5.22(a) shall not expire to the extent they relate exclusively to Section 8.1(b)(3) to the extent there are any liabilities to be treated as Excluded Liabilities pursuant to Section 5.24

5.23  Transition Services Agreement. Seller agrees to provide the services described in Exhibit K, subject to terms and conditions to be mutually agreed by the Parties. The Parties shall use Commercially Reasonable Efforts to enter into a Transition Services Agreement within thirty (30) Business Days of the Effective Date, which shall become effective on the Closing Date.

5.24  Notice of Potential Excluded Liabilities. Purchaser shall give Seller prompt written notice of any matter that it believes Seller shall have the option to classify as an Excluded Liability pursuant to the definition of Material Adverse Effect and/or Section 6.14, stating the nature of such matter in reasonable details and indicating the basis for such assertion and the estimated amount of such liability (and how it was determined), if practicable, but in any event such notice shall not be given later than five (5) Business Days after Purchaser becomes aware of such matter, and Seller shall have a period of twenty (20) Business Days within which to respond to such notice and agree to classify such matter as an Excluded Liability pursuant to the definition of Material Adverse Effect and/or Section 6.14. If Seller does not respond within such twenty (20) Business Day period, Purchaser shall issue a second notice to Seller and Seller shall have a period of ten (10) Business Days within which to respond to such second notice. If Seller does not respond to the second notice within such ten (10) Business Day period, then Seller shall not be deemed to have classified such matter as an Excluded Liability.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement to complete the purchase of the Assets and assume the Assumed Liabilities are subject to the satisfaction or waiver by Purchaser, on or prior to the Closing Date, of each of the following conditions precedent:

6.1  No Injunctions. No preliminary or permanent injunction or other Order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its reasonable best efforts to have any such injunction, Order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Assets.

6.2  True Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date), except to the extent that, individually or in the aggregate, such inaccuracies have not had, and are not reasonably likely to have, a Material Adverse Effect.

6.3  Compliance with Provisions. Seller and TOPIII have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement and the Related Agreements on their respective parts required to be performed or complied with at or prior to the Closing Date.

6.4  Seller’s and TOPIII’s Receipt of Approvals of Governmental Authorities. The condition set forth in Section 7.4 “Seller’s and TOPIII’s Receipt of Approvals of Governmental Authorities” has been satisfied or waived by Seller.

6.5  Purchaser’s Receipt of Approvals of Governmental Authorities. Purchaser has received all Seller’s Required Consents (other than Seller’s Required Consents relating to the Fuel Agreement Assignment and the PPA Assignment), TOPIII’s Required Consents and Purchaser’s Required Consents in form and substance reasonably satisfactory to Purchaser (including no material adverse conditions).

6.6  Officer’s Certificates. Purchaser shall have received certificates from an authorized officer of each of Seller and TOPIII, each dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2 have been satisfied by Seller and TOPIII.

6.7  Legal Opinion. Purchaser shall have received an opinion from Seller’s and TOPIII’s counsel, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser.

6.8  Deliveries. Seller and TOPIII have delivered, or caused to be delivered, to Purchaser at the Closing the documents and payments referenced in Schedule 6.8 “Closing Deliveries by Seller and TOPIII.” If an event or circumstance occurs after the Effective Date that would require an update to a representation, warranty, or of any Schedule to this Agreement by Seller or TOPIII, then Seller or TOPIII, as the case may be, shall have ten (10) Business Days within which to update said representation, warranty, or Schedule.

6.9  [Reserved].

6.10  Title Insurance. Title to the Real Property Interests shall have been evidenced by the willingness of Stewart Title Guaranty Company (the “Title Insurer”) to issue ALTA (1970 Form B) owner’s, or lessee’s, as the case may be, extended coverage policies of title insurance, or the Texas equivalent (the “Title Policies”), with the general survey exception removed, in an amount equal to the Purchase Price showing title to the Real Property Interests vested in Purchaser, with such endorsements as were contained in the title policies delivered to Seller pursuant to the 2002 Purchase and Sale Agreement (the “Seller’s Title Policies”) and similar in form and content to such title policies. Such Title Policies shall show title vested in Purchaser subject only to the matters to which the Seller’s Title Policies were subject and any Permitted Liens. The willingness of the Title Insurer to issue the Title Policies shall be evidenced either by the issuance thereof on the Closing Date or by the Title Insurer’s delivery of written commitments or binders, dated as of the Closing Date, to issue such Title Policies within a reasonable time after the Closing Date, subject to actual transfer of the real property in question.

6.11  No Material Adverse Effect. Between the Effective Date and Closing Date, no Material Adverse Effect shall have occurred and be continuing.

6.12  Hart-Scott-Rodino. The conditions precedent set forth in Section 5.3(d) “Hart-Scott-Rodino” shall have been satisfied.

6.13  No Termination. No Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 9.14 “Termination.”

6.14  Environmental Assessment. Purchaser shall have received from Seller a customary Phase I environmental assessment of the Site conducted by an independent third party, and such assessment shall not identify any ongoing non-compliance with applicable Environmental Law or Remediation currently required by applicable Environmental Law, in each case (a) arising after the Initial Closing Date, (b) not disclosed to Purchaser prior to the Effective Date, and (c) reasonably anticipated to require costs, other than those that Seller agrees to classify as Excluded Liabilities pursuant to Section 5.24, in excess of Twenty-Five Million Dollars ($25,000,000).

6.15  J.Aron PPA and Fuel Agreement. The J.Aron PPA and the Fuel Agreement are in full force and effect and are valid, binding and enforceable against Seller immediately prior to the Closing and Purchaser shall have received Seller’s Required Consent related to the PPA Assignment with respect to the J.Aron PPA and the Fuel Agreement Assignment; provided that this condition precedent shall not apply unless Purchaser shall have satisfied its obligations with respect to credit support pursuant to Section 5.3(e)(1) and Purchaser’s Parent has satisfied its obligations with respect to guaranties and credit support pursuant to Section 5.20. Notwithstanding the foregoing, in the event that the Fuel Agreement has been terminated as a result of the Disputes, this condition precedent shall not apply to the Fuel Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND TOPIII

The obligations of Seller and TOPIII under this Agreement to complete the sale of the Assets and transfer the Assets and Assumed Liabilities to Purchaser are subject to the satisfaction or waiver by Seller or TOPIII, on or prior to the Closing Date, of each of the following conditions precedent:

7.1  No Injunctions. No preliminary or permanent injunction or other Order or decree by any federal or state court of Governmental Authority which prevents the consummation of the sale of the Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its reasonable best efforts to have any such injunction, Order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Assets.

7.2  Compliance with Provisions. Purchaser has performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement and the Related Agreements on its part required to be performed or complied with at or prior to the Closing Date.

7.3  True Representations and Warranties. The representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date), except to the extent that, individually or in the aggregate, such inaccuracies have not had, and are not reasonably likely to have, a Material Adverse Effect.

7.4  Seller’s and TOPIII’s Receipt of Approvals of Governmental Authorities. Seller and TOPIII have received and approved (in their sole discretion) any approval required to be obtained from the Governmental Authorities listed on Schedule 7.4 “Required Governmental Approvals,” as such Schedule may be amended prior to Closing, and which approvals are in full force and effect on the Closing Date.

7.5  Purchaser’s Receipt of Approvals of Governmental Authorities. The condition set forth in Section 6.5 “Purchaser’s Receipt of Approvals of Governmental Authorities” has been satisfied or waived by Purchaser, and Seller and TOPIII have confirmed that the specific consents, approvals, permits and licenses listed on Schedule 5.3(c) “Purchaser’s Required Consents” have been obtained by Purchaser.

7.6  Officer’s Certificates. Seller and TOPIII shall have received certificates from an authorized officer of Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2 and Section 7.3 have been satisfied by Purchaser.

7.7  No Adverse Proceedings. No court or administrative agency of competent jurisdiction shall have issued an order or injunction which restrains or prohibits the transactions contemplated hereunder.

7.8  Deliveries. Purchaser has delivered, or will cause to be delivered, to Seller and TOPIII at the Closing, the documents and payments referenced in Schedule 7.8 “Closing Deliveries by Purchaser.” If an event or circumstance occurs after the Effective Date that would require an update to a representation, warranty, or of any Schedule to this Agreement by Purchaser, then Purchaser shall have ten (10) Business Days within which to update said representation, warranty, or Schedule.

7.9  Hart-Scott-Rodino. The conditions precedent set forth in Section 5.3(d) “Hart-Scott-Rodino” shall have been satisfied.

7.10  No Termination. No Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 9.14 “Termination.”

7.11  Legal Opinion. Seller and TOPIII shall have received an opinion from Purchaser’s counsel, dated the Closing Date, in form and substance reasonably satisfactory to Seller and TOPIII.

7.12  Required Consents. Purchaser shall have received the Seller’s Required Consents relating to the Fuel Agreement Assignment and the PPA Assignment and Seller and any of its Affiliates, as applicable, shall have been released from any and all liabilities and obligations under or in connection with the Fuel Agreement and the Power Agreements. Notwithstanding the foregoing, in the event that the Fuel Agreement has been terminated as a result of the Disputes, this condition precedent shall not apply to the Fuel Agreement.

7.13  Environmental Assessment. Seller shall have received a customary Phase I environmental assessment of the Site conducted by an independent third party, and such assessment shall not identify any ongoing non-compliance with applicable Environmental Law or Remediation currently required by applicable Environmental Law, in each case (a) arising after the Pre-Initial Closing Date, (b) not disclosed to Purchaser prior to the Effective Date, and (c) reasonably anticipated to require costs, other than those that Seller agrees to classify as Excluded Liabilities pursuant to Section 5.24, in excess of Twenty-Five Million Dollars ($25,000,000).

ARTICLE VIII

INDEMNIFICATION

8.1  Indemnification.

(a)  Purchaser shall indemnify, defend and hold harmless Seller, TOPIII, their respective officers, directors, employees, shareholders, Affiliates and agents (each, a “Seller Indemnitee”) from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (each, an “Indemnifiable Loss”), asserted against or suffered by any Seller Indemnitee relating to, resulting from or arising out of:

(1)  any breach by Purchaser of any covenant or agreement of Purchaser contained in this Agreement or the representations and warranties contained in Article 4;

(2)  any untrue representations or warranties of Purchaser in this Agreement or the Related Agreements;

(3)  the Assumed Liabilities;

(4)  any loss or damages, including Third Party Claims, resulting from or caused by any inspection performed by or on behalf of Purchaser of the Assets, whether performed before or after the Closing Date; or

(5)  any Third Party Claims against a Seller Indemnitee arising out of or in connection with Purchaser’s ownership, operation or maintenance of the Facility and other Assets prior to the Initial Closing Date or on or after the Closing Date.

(b)  Seller and TOPIII shall defend and hold harmless Purchaser, its officers, directors, employees, shareholders, Affiliates and agents (each, a “Purchaser Indemnitee”) from and against any and all Indemnifiable Losses, except for the Indemnifiable Losses referred to in Sections 8.1(a)(1), 8.1(a)(2), 8.1(a)(3), 8.1(a)(4) and 8.1(a)(5), asserted against or suffered by any Purchaser Indemnitee relating to, resulting from or arising out of:

(1)  any breach by Seller or TOPIII of any covenant or agreement of Seller or TOPIII contained in this Agreement or the representations and warranties contained in Article 3, to the extent such breach of representation or warranty relates to events or conditions occurring after the Initial Closing Date and prior to the Closing Date;

(2)  any untrue representations or warranties of Seller or TOPIII in this Agreement or the Related Agreements;

(3)  the Excluded Liabilities; and

(4)  any Third Party Claims against a Purchaser Indemnitee arising out of or in connection with Seller’s or TOPIII’s ownership, operation or maintenance of the Excluded Assets on or after the Closing Date and of the Assets on or after the Initial Closing Date and prior to the Closing Date.

(c)  Purchaser’s Parent shall indemnify, defend and hold harmless all Seller Indemnitees from and against any and all Indemnifiable Losses asserted against or suffered by any Seller Indemnitee relating to, resulting from or arising out of:

(1)  any breach by Purchaser’s Parent of any covenant or agreement of Purchaser’s Parent contained in this Agreement or the representations or warranties contained in Article 4; or

(2) any untrue representations or warranties of Purchaser’s Parent in this Agreement or Related Agreements.

(d)  Seller’s Parent shall indemnify, defend and hold harmless all Purchaser Indemnitees from and against any and all Indemnifiable Losses asserted against or suffered by any Purchaser Indemnitee relating to, resulting from or arising out of:

(1)  any breach by Seller’s Parent of any covenant or agreement of Seller’s Parent contained in this Agreement or the representations or warranties contained in Article 3; or

(2)  any untrue representations or warranties of Seller’s Parent in this Agreement or Related Agreements.

(e)  Notwithstanding anything to the contrary contained herein:

(1)  Any Seller Indemnitee or Purchaser Indemnitee entitled to receive indemnification under this Agreement (an “Indemnitee”) by a Party hereunder (the “Indemnifying Party”) shall use Commercially Reasonable Efforts to mitigate all Indemnifiable Losses, including availing itself of any defenses, limitations, rights of contribution, claims against Third Parties and other rights at law or equity. The Indemnitee’s Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, and, subject to Section 8.2, the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee’s reasonable expenditures in undertaking the mitigation.

(2)  Any Indemnifiable Loss shall be net of the dollar amount of any insurance or other proceeds actually receivable by the Indemnitee or any of its Affiliates with respect to the Indemnifiable Loss to the extent realized by the Indemnitee. Any party seeking indemnity hereunder shall use Commercially Reasonable Efforts to seek coverage (including both costs of defense and indemnity) under applicable insurance policies with respect to any such Indemnifiable Loss.

(3)  An Indemnifying Party shall not be obligated to indemnify any Indemnitee under Sections 8.1(a)(2) and 8.1(b)(2) until and unless the aggregate amount of Indemnifiable Losses equals or exceeds Two Million Five Hundred Thousand Dollars ($2,500,000), whereupon the Indemnifying Party shall be liable for all Indemnifiable Losses excluding the first Two Million Five Hundred Thousand Dollars ($2,500,000).

(4)  The respective indemnification obligations of Purchaser and of Seller and TOPIII (as a group) under Sections 8.1(a)(2) and 8.1(b)(2), respectively, and of Purchaser’s Parent and Seller’s Parent under Sections 8.1(c)(2) and 8.1(d)(2), respectively, shall not exceed Twenty-Five Million Dollars ($25,000,000) individually or in the aggregate (the “Indemnity Cap”).

(f)  The expiration or termination of any covenant, representation, warranty or agreement under this Agreement shall not affect the Parties’ obligations under this Section if the Indemnitee provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration or termination.

(g)  Except to the extent otherwise provided herein, the rights and remedies of the Parties under this Article 8 are exclusive and in lieu of any and all other rights and remedies which the Parties may have under this Agreement or otherwise for monetary relief, with respect to (i) any breach of or failure to perform any covenant, agreement, or representation or warranty set forth in this Agreement, or (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be. The indemnification obligations of the Parties set forth in this Article 8 apply only to matters arising out of this Agreement and the Related Agreements.

(h)  Notwithstanding anything to the contrary herein, no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party) for any Indemnifiable Losses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney’s and other advisor fees suffered by such Party. Purchaser, Seller and TOPIII waive any right to recover from any other Party punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement or the Related Agreements. The provisions of this Section 8.1(h) shall not apply to indemnification for a Third Party Claim.

8.2  Defense of Claims.

(a)  If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party prompt written notice thereof, but in any event such notice shall not be given later than five (5) calendar days after the Indemnitee’s receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnifying Party shall have full and complete control over the conduct of such proceeding on behalf of the Indemnitee and shall, in its sole discretion, have the right to decide all matters of procedure, strategy, substance and settlement relating to such proceeding. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee’s own expense.

(b)  If, within five (5) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

(1)  Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within five (5) calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer.

(c)  The Indemnifying Party shall not, in the defense of any claim or litigation, except with the consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed), consent to entry of judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnitee.

(d)  Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than five (5) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of twenty (20) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such twenty (20) calendar day period, the Indemnitee shall issue a second notice to the Indemnifying Party and the Indemnifying Party shall have a period of ten (10) calendar days within which to respond to such second notice. If the Indemnifying Party does not respond to the second notice within ten (10) calendar days, then the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

(e)  If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the publicly announced Prime Rate shall promptly be repaid by the Indemnitee to the Indemnifying Party.

(f)  A failure to give timely notice as provided in this Section 8.2 shall not affect the rights or obligations of any Party hereunder expect if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

ARTICLE IX

MISCELLANEOUS AGREEMENTS AND ACKNOWLEDGMENTS

9.1  Survival of Representations and Warranties.

(a)  Except as provided in subsection (b) below or otherwise provided in this Agreement, each representation and warranty contained in this Agreement shall survive the Closing Date and delivery of the Special Warranty Deed and Assignment for a period of eighteen months from and after the Closing Date.

(b)  Notwithstanding subsection (a) above:

(1)  the representations and warranties set forth in Sections 3.1 “Transaction Representations,” 3.14 “Mechanics’ Liens,” 3.15 “Title to the Assets” (except as described below in Section 9.1(b)(4)), 3.17 “Real Property Interests” and Section 4.1 “Transaction Representations” shall survive the Closing Date without time limitation;

(2)  a Party’s right to bring claims or actions relating to the representations and warranties set forth in Section 3.5 “Environmental Matters” or relating to Seller-Caused Environmental Conditions or Purchaser-Caused Environmental Conditions shall survive for a period of five (5) years from and after the Closing Date;

(3)  a Party’s right to bring claims or actions relating to Section 5.6 “Taxes, Prorations and Closing Costs” shall survive the Closing Date for the applicable statute of limitations period (including any extensions thereof granted by the taxpayer or the taxing authority); and

(4)  the representations and warranties set forth in the last two sentences of Section 3.15 “Title to the Assets” shall not survive the Closing Date.

9.2  Bulk Sales. The Parties acknowledge that Article 6 of the Uniform Commercial Code as enacted in the State of Texas (as successor to the Texas Bulk Sales Act) has been repealed and is not applicable to the transactions contemplated by this Agreement.

9.3  Expenses. Except as otherwise provided herein, each Party is responsible for its own costs and expenses (including attorneys’ and consultants’ fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary, in any dispute among Purchaser, Seller and TOPIII (whether or not the subject of indemnification under Article 8), the prevailing Party or Parties shall be entitled to recover from any other Party or Parties their reasonable and necessary costs and expenses, including reasonable attorneys’ fees, incurred in the resolution of such dispute.

9.4  Entire Document. This Agreement (including the Exhibits and Schedules to this Agreement) and the Related Agreements contain the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings (except for the Confidentiality Agreement) prior to the Effective Date of this Agreement, written or oral. No waiver and no modification or amendment of any provision of this Agreement is effective unless made in writing and duly signed by the Parties referring specifically to this Agreement, and then only to the specific purpose, extent and interest so provided.

9.5  Schedules. The Schedules delivered pursuant to the terms of this Agreement are an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Each schedule shall be self-contained; that is, no material on any one schedule shall be deemed to be incorporated into any other schedule unless it is done so explicitly in each schedule in which it is deemed to appear.

9.6  Counterparts, Facsimile Signatures. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all together shall constitute one and the same instrument for all purposes.

9.7  Severability. If any provision hereof is held invalid or unenforceable by any Governmental Authority, such holding or action will be strictly construed and will not affect the validity or effect of any other provision hereof. To the extent permitted by law, the Parties waive, to the maximum extent permissible, any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

9.8  Assignability. This Agreement is binding upon and inures to the benefit of the successors and assigns of the Parties, but is not assignable by any Party without the prior written consent of the other Party, which consent will not be unreasonably withheld. Any such assignment is conditioned on the assignee’s agreement in writing to assume the assigning Party’s duties and obligations under this Agreement and the Related Agreements. Any assignment effected in accordance with this Section 9.8 “Assignability” will not relieve the assigning Party of its obligations and liabilities under this Agreement and the Related Agreements (unless agreed to by the non-assigning Party), including all obligations under this Agreement or the Related Agreements arising on or after the assignment to such assignee.

9.9  Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

9.10  Governing Law. The validity, interpretation and effect of this Agreement are governed by and will be construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines except Section 5-1401 of the New York General Obligations Law and except to the extent that certain matters are preempted by Federal law or are governed by the law of the jurisdiction of organization of the respective Parties.

9.11  Choice of Forum. The Parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any Party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in a state or federal court sitting in the Southern District of New York. Each of the Parties hereto consents to the in personam jurisdiction of any state or federal court sitting in the Southern District of New York and waives any objection to the venue of any such suit, action or proceeding. The Parties hereto recognize that courts outside the Southern District of New York may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any Party hereto shall institute a proceeding involving this Agreement in a jurisdiction outside the Southern District of New York, the Party instituting such proceeding shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in the Southern District of New York, including without limitation any additional expenses incurred as a result of litigating in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for Parties, witnesses, experts and support personnel. Each of the Parties shall appoint and maintain an agent for service of process in the State of New York.

9.12  Notices. All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or by facsimile, certified mail, postage prepaid, or overnight delivery, and properly addressed as follows:

If to Seller, TOPIII or Seller’s Parent:	Twin Oaks Power, LP c/o Sempra Energy Resources 101 Ash Street San Diego, California 92101 Attention: Reuben Rosen, Esq. Fax: (619) 696-4443
With a copy to:	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Richard J. Cooper, Esq. Fax: (212) 225-3999
If to Purchaser or Purchaser’s Parent:	PNM Resources Alvarado Square Albuquerque, New Mexico 87158-2802 Attention: Hugh Smith Fax: (505) 241-2819
With a copy to:	Troutman Sanders LLP 401 9th Street, N.W. Suite 1000 Washington, D.C. 20004-2134 Attention: Ronald R. Ross, Esq. Fax: (202) 654-5625

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents.

All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 9.12 “Notices” are effective upon delivery, if delivered personally or by overnight mail, and, are effective five (5) days following deposit in the United States mail, postage prepaid if delivered by mail.

9.13  Time is of the Essence. Time is of the essence of each term of this Agreement. Without limiting the generality of the foregoing, all times provided for in this Agreement for the performance of any act will be strictly construed.

9.14  Termination.

(a)  Rights To Terminate. This Agreement may, by written notice given on or prior to the Closing Date, in the manner provided in Section 9.12 “Notices,” be terminated at any time prior to the Closing Date:

(1)  by Seller, TOPIII or Purchaser if (A) any Governmental Authority shall have issued an Order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such Order, judgment or decree shall have become final and appealable or (B) any statute, rule, Order or regulation shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Closing;

(2)  by Seller or TOPIII if there has been a material misrepresentation as of the Effective Date with respect to any of Purchaser’s representations and warranties in this Agreement or a material default or breach by Purchaser with respect to the due and timely performance of any of Purchaser’s covenants and agreements contained in this Agreement or in any Related Agreement, which misrepresentation, default or breach, either individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect, and such misrepresentation, default or breach is not cured or waived in writing by the earlier of the Closing Date or the date ten (10) days after receipt by Purchaser of written notice specifying particularly such misrepresentation, default or breach;

(3)  by Purchaser if there has been a material misrepresentation as of the Effective Date with respect to Seller’s or TOPIII’s representations and warranties in this Agreement or a material default or breach by Seller or TOPIII with respect to the due and timely performance of any of Seller’s or TOPIII’s covenants and agreements contained in this Agreement or in any Related Agreement, which misrepresentation, default or breach, either individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect, and such misrepresentation, default or breach is not cured or waived in writing by the earlier of the Closing Date or the date ten (10) days after receipt by Seller or TOPIII of written notice specifying particularly such misrepresentation, default or breach;

(4)  by mutual agreement of Seller, TOPIII and Purchaser;

(5)  by Seller, TOPIII or Purchaser if the Closing has not occurred on or before June 16, 2006 because any condition precedent set forth in Article 6 or Article 7 has not been waived or satisfied (but with respect to the conditions relating to the deliverables set forth in Sections 6.6, 6.7, 7.6, 7.11, in clauses (a) and (c) through (j) of Schedule 6.8 “Closing Deliveries By Seller and TOPIII,” and in clauses (a) through (g), (i) and of Schedule 7.8 “Closing Deliveries By Purchaser,” such conditions are capable of being satisfied by delivery of the applicable agreement, certificate, document or opinion if the Closing were to have occurred on June 16, 2006); provided that the right to terminate this Agreement under this Section 9.14(a)(5) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the direct cause of, or directly resulted in, the failure to satisfy the relevant condition precedent on or before June 16, 2006;

(6)  by Purchaser, in the event that the Parties are unable, after good faith efforts, to reach a mutual agreement on the Purchase Price reduction contemplated by Section 5.3(e)(2) within ten (10) Business Days of the settlement described in Section 5.3(e)(2); provided that Purchaser shall only have the right to terminate this Agreement pursuant to this Section 9.14(a)(6) within the ten (10) Business Day period after the ten (10) Business Day period provided for negotiation of a Purchase Price reduction pursuant to Section 5.3(e)(2);

(7)  except as otherwise provided in this Agreement, by Purchaser if any Seller’s Required Consents and TOPIII’s Required Consents, the receipt of which is a condition to the obligation of Purchaser to consummate the Closing, shall not have been obtained or shall have been obtained but in form and substance not reasonably satisfactory to Purchaser; provided that the right to terminate this Agreement under this Section 9.14(a)(7) shall not be available to Purchaser unless Purchaser shall have satisfied its obligations with respect to credit support pursuant to Section 5.3(e)(1) and Purchaser’s Parent has satisfied its obligations with respect to guaranties and credit support pursuant to Section 5.20. Notwithstanding the foregoing, in the event that the Fuel Agreement has been terminated as a result of the Disputes, this termination right shall not apply to the Fuel Agreement;

(8)  by Seller or TOPIII, if any of Seller’s Required Consents or TOPIII’s Required Consents, the receipt of which is a condition to the obligation of Seller or TOPIII to consummate the Closing, shall have been denied; or

(9)  by Purchaser if there shall have occurred a Material Adverse Effect.

(b)  Effect of Termination. In the event of termination of this Agreement by any of the Parties pursuant to Section 9.14(a), written notice thereof shall forthwith be given by the terminating Party to the other Party. If this Agreement is terminated pursuant to Section 9.14(a) for any reason, the rights, obligations and liabilities of the Parties to each other under this Agreement and the Related Agreements will terminate and thereafter no Party shall have any recourse against the other by reason of this Agreement, other than (i) for the obligations set forth in Sections 3.8 “Brokers,” 4.3 “Brokers,” 5.4 “Confidentiality,” and Article 9 “Miscellaneous Agreements and Acknowledgments;” (ii) for the obligations of the Parties set forth in the Confidentiality Agreement and (iii) for liabilities or losses resulting from or arising out of a breach of this Agreement prior to such termination. Upon termination, the originals of any items, documents or written materials provided by one Party to the other Party will be returned by the receiving Party to the providing Party, and any Confidential Information retained by the receiving Party will be kept confidential.

9.15  [Reserved].

9.16  No Third Party Beneficiaries. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any Third Parties to any Party, nor give any Third Parties any right of subrogation or action against any Party.

9.17  No Joint Venture. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to any Party.

9.18  Construction of Agreement. Ambiguities or uncertainties in the wording of this Agreement will not be construed for or against any Party, but will be construed in the manner that most accurately reflects the Parties’ agreement as of the Effective Date.

9.19  Conflicts. In the event of any conflicts or inconsistencies between the terms of this Agreement and the terms of any of the Related Agreements, the terms of this Agreement will govern and prevail.

9.20  Effect of Closing Over Known Unsatisfied Conditions or Breached Representations, Warranties or Covenants. If Seller, TOPIII or Purchaser elects to proceed with the Closing with Knowledge that any closing condition in its favor has not been satisfied or with Knowledge of a breach of any representation, warranty or covenant by the other Party, the closing condition that is unsatisfied or the representation, warranty or covenant which is breached as of the Closing Date will be deemed waived by such Party, and absent a written waiver, the terms of which shall govern, such Party will be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to the same.

9.21  CONSENT TO JURISDICTION. EACH OF SELLER, TOPIII AND PURCHASER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK OR ADJUDICATION OF A PRELIMINARY INJUNCTION OR OTHER PROVISIONAL JUDICIAL REMEDY. EACH OF SELLER, TOPIII AND PURCHASER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH OF THE PARTIES SHALL APPOINT AND MAINTAIN AN AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER:

TWIN OAKS POWER, LP, a Texas limited partnership

By: SETOP I, LLC, a Delaware limited liability company, its general partner

By: __/s/ Michael R. Niggli_____________
Name: Michael R. Niggli
Title: President

TOPIII:

TWIN OAKS POWER III, LP, a Texas limited partnership

By: SETOP III, LLC, a Delaware limited liability company, its general partner

By: __/s/ Michael R. Niggli_____________
Name: Michael R. Niggli
Title: President

For purposes of Section 5.22, Article 3, Article 8 and Article 9 only:

SELLER’S PARENT:

SEMPRA ENERGY, a California corporation

By: __/s/ Charles A. McMonagle_________
Name: Charles A. McMonagle
Title: Vice President & Treasurer

By: __/s/ Mark Snell___________________
Name: Mark Snell
Title: Executive Vice President & CFO

PURCHASER:

ALTURA POWER L.P., a Texas limited partnership

By: ALTURA POWER GP, LLC, a Delaware limited liability company, its general partner

By: __/s/ Wendy Carlson______________
Name: Wendy Carlson
Title: Treasurer

For purposes of Section 5.3(b), Section 5.20, Section 5.21, Article 4, Article 8 and Article 9 only:

PURCHASER’S PARENT:

PNM RESOURCES, INC., a New Mexico corporation

By: __/s/ Hugh W. Smith_______________
Name: Hugh W. Smith
Title: Senior Vice President, Energy Resources